Exhibit 2.04

SHARE TRANSFER AGREEMENT

THIS AGREEMENT is made this 27th day of May, 2005

BETWEEN:

IGN ENTERTAINMENT, INC.,

a corporation incorporated under the laws of Delaware

(“IGN”)

-and-

4293746 CANADA INC.,

a corporation incorporated under the laws of Canada

(the “Buyer”)

-and-

3218864 CANADA INC.,

a corporation incorporated under the laws of Canada

(the “Seller”)

VENTURE LINK LIMITED,

a corporation incorporated under the laws of the Bahamas

(“Shareholder No. 1”)

-and-

4205235 CANADA INC.,

a corporation incorporated under the laws of Canada

(“Shareholder No. 2”)

-and-

4205219 CANADA INC.,

a corporation incorporated under the laws of Canada

(“Shareholder No. 3”)

-and-

4205227 CANADA INC.,

a corporation incorporated under the laws of Canada

(“Shareholder No. 4”)

-and-

NEW FREEDOM CORPORATION,

a corporation incorporated under the laws of the British Virgin Islands

(“Shareholder No. 5”)

(Shareholder No. 1, Shareholder No. 2, Shareholder No. 3, Shareholder No. 4 and Shareholder
No. 5 are sometimes hereinafter collectively referred to as “Shareholders”)

RECITALS:

1.                                                                                       The Buyer is a wholly-owned subsidiary of IGN.

2.                                                                                       The Shareholders are the registered and beneficial owners of all of the issued and outstanding shares in the capital of the Seller.

3.                                                                                       The Seller is the registered and beneficial owner of all of the issued and outstanding shares in the capital of AskMen.com Solutions Canada Inc. (“AskMen”).

4.                                                                                       Immediately prior to the date hereof, the Seller purchased from Armando Gomez (“Gomez”) and Ashkan Karbasfrooshan (“Karbasfrooshan”) all of their respective shares in the capital of AskMen (the “AskMen Minority Transaction”) pursuant to a share purchase agreement in the form attached hereto as Schedule 3.1.4 (the “AskMen Minority Purchase Agreement”).

5.                                                                                       The Buyer has agreed to purchase from the Seller and the Seller has agreed to sell to the Buyer all but not less than all of the issued and outstanding shares of AskMen on the terms and conditions hereinafter set forth.

THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the mutual agreements, covenants, representations, warranties and payments set forth or provided for in this Agreement, and of other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each Party), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1                                                                               Definitions

In this Agreement,

“Accounting Records” means all of the books of account, accounting records and other financial data and information of Company, including copies of filed Tax Returns and tax assessment notices for each of the fiscal years of Company since its incorporation;

“Accounts Payable” means all accounts payable and notes payable of Company and other debts of Company due or accruing due to Persons other than the Buyer or IGN or any affiliate thereof, provided that “Accounts Payable” shall not include any debts incurred by Company following the Closing arising in connection with the financing of the purchase of the Shares;

“Accounts Receivable” means all accounts receivable and notes receivable of a Person and other debts due or accruing due to such Person;

“Accounts Receivable Amount” has the meaning ascribed thereto in Section 2.3(a);

“Act” means the Canada Business Corporations Act and the regulations thereunder, each as amended to the date hereof;

“Activities” means (i) publication, distribution and/or sale of books, in print and/or machine readable form, and (ii) production, distribution, sale and/or exhibition of film or video products, and/or audio and/or video music recordings (for greater certainty, “Activities” do not include the presence on the AskMen website of short video or audio clips nor the passive provision of advertising services to any Person who promotes or otherwise is involved in Activities);

“Adjusted Indemnification Purchase Price” means the Purchase Price, less the AskMen Minority Purchase Price;

“Adjusted Proportionate Cap” means, in respect of Shareholder No. 1, an amount equal to thirty percent (30%) of the Adjusted Indemnification Purchase Price, in respect of Shareholder No. 2, an amount equal to twenty-five percent (25%) of the Adjusted Indemnification Purchase Price, and, in respect of each of Shareholder No. 3, Shareholder No. 4 and Shareholder No. 5, an amount equal to fifteen percent (15%) of the Adjusted Indemnification Purchase Price;

“Adjusted Proportionate Share” means, in respect of Shareholder No. 1, thirty percent (30%), in respect of Shareholder No. 2, twenty-five percent (25%), and, in respect of each of Shareholder No. 3, Shareholder No. 4 and Shareholder No. 5, fifteen percent (15%);

“Adjustment Amount” means the net amount of any adjustment to the Base Purchase Price determined in accordance with Section 2.4 and, if applicable, Section 2.6;

“Adjustment Date” means, subject to Section 2.6, the later of (i) the 145th day after the month end following the Closing Date; and (ii) the tenth Business Day after the final version of the Operating Working Capital Balance Statement is delivered to the Sellers Representative;

“affiliate” and “body corporate” have the respective meanings ascribed to those terms by the Act on the date hereof;

“Agreement” means this share transfer agreement and all attached schedules, in each case as the same may be supplemented, amended, restated or replaced from time to time by written instrument executed by all of the parties hereto;

“Analogous Provision” has the meaning ascribed thereto in Section 3.1.13(e);

“Applicable Law” means any statute, law, ordinance, rule, regulation, restriction, regulatory policy or by-law (zoning or otherwise) of Canada or the United States (whether federal, state, provincial or municipal) and with respect to any such ordinance, rule, regulation, restriction, regulatory policy or by-law only to the extent that same has the force of law, or Order, or any exemption or any Licence of any Governmental Authority, but only to the extent that such License is obligatory, that applies in whole or in part, where the term is used in relation to a representation, warranty or covenant of the Shareholders, to the Shareholders, the Seller, the Company, the Business or to any of the Shares (as applicable) and, where the term is used in relation to a representation, warranty or covenant of IGN or Buyer, to IGN or Buyer (as applicable);

“Articles” means in relation to a corporation, its articles of incorporation, and any articles of amendment, articles of continuance and articles of amalgamation;

“AskMen” has the meaning ascribed thereto in the recitals to this Agreement;

“AskMen Minority Purchase Agreement” has the meaning ascribed thereto in the recitals to this Agreement;

“AskMen Minority Purchase Price” means the price paid to the Minority Shareholders for the shares of AskMen acquired by the Seller pursuant to the AskMen Minority Purchase Agreement

“AskMen Minority Transaction” has the meaning ascribed thereto in the recitals to this Agreement;

“Assets” means all of the assets, tangible and intangible, of Company, including those tangible assets listed in Schedule 3.1.18 and the Contracts, Contractual Rights and Intellectual Property Rights;

“Base Purchase Price” means THIRTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($13,500,000);

“Benefit Plans” means all bonus, deferred compensation, incentive compensation, share purchase, share appreciation and share option, severance or termination pay, hospitalization or other medical benefits, life or other insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee assistance, pension, retirement or supplemental retirement plan or agreement (including any pension plan and any group registered retirement savings plan), and each other employee benefit plan or agreement (whether oral or written, formal or informal, funded or unfunded) sponsored, maintained or contributed to by Company for the benefit of any of the Employees, whether or not insured, except that the term “Benefit Plans” shall not include any statutory plans with which Company is required to comply, including the Canada/Québec Pension Plan or plans administered pursuant to applicable provincial health tax, workers’ compensation, workers’ safety and insurance and unemployment insurance legislation;

“Books and Records” means the Accounting Records and all books, records, books of account, sales and purchase records, lists of suppliers and customers, credit and pricing information, formulae, business, engineering and consulting reports and research and development information and plans and projections of or relating to Company or the Business or the Assets and all other documents, files, records, corporate records, correspondence, and other data and information, financial or otherwise, which are relevant to Company or the Business or the Assets, including all data and information stored electronically or on computer related media;

“Business” means the business carried on by Company of operating a men’s “lifestyle” web portal, including the portal operated at the domain name “www.askmen.com”, and related activities, but excluding the Activities;

“Business Day” means a day other than a Saturday or Sunday, or a statutory holiday in Montreal, Quebec or in Brisbane, California;

“Cash Equivalents” means, for the purposes of the determination of the Closing Cash Amount, cash invested in money market funds and short-term securities that can be redeemed within 72 hours provided that such funds and securities are confirmed by Buyer, acting reasonably, to be satisfactory cash-equivalents;

“Closing” means the completion of the sale to, and purchase by the Buyer of, the Shares as contemplated by this Agreement;

“Closing Accounts Payable” means the Accounts Payable outstanding as at the close of business on the Closing Date (other than inter-Company Accounts Payable), including any Accounts Payable (other than inter-Company Accounts Payable) for which invoices are received after the Closing Date and which relate to goods purchased or services received prior to the close of business on the Closing Date;

“Closing Accounts Receivable” means the Accounts Receivable of the Company outstanding as at the close of business on the Closing Date (other than inter-Company Accounts Receivable), including any Accounts Receivable (other than inter-Company Accounts Receivable) invoiced after the Closing Date and which relate to goods purchased or services performed prior to the close of business on the Closing Date;

“Closing Balance Sheet” means the balance sheet of Company as at the close of business on the Closing Date determined in accordance with Section 2.3;

“Closing Cash Amount” has the meaning ascribed thereto in Section 2.3;

“Closing Date” means the date hereof;

“Closing Document” means any document delivered at the Closing Time as provided in or pursuant to this Agreement and any document delivered pursuant to Article 2 hereof;

“Closing Time” has the meaning ascribed thereto in Section 2.8 hereof;

“Collectible Accounts Receivable Amount” has the meaning ascribed thereto in Section 2.4;

“Collective Agreement” means any collective agreement, letter of understanding, letter of intent or other written communications with any trade union or association which may qualify as a trade union under Applicable Law, which would cover any Employees and be binding upon 3218864 or any Subsidiary;

“Company” means AskMen and PCI, collectively, or AskMen or PCI as the context may require and so as to provide the broadest import;

“Condition of the Business” means the condition of Company, including the Assets, liabilities, operations, earnings, affairs and financial position of Company, excluding Company’s prospects;

“Contracts” means the contracts, agreements, licence agreements and other legally binding instruments entered into by any Company which are listed or identified on Schedule 3.1.14;

“Contractual Rights” means the full benefit of all legally binding unfilled customer purchase orders, quotations, tenders for contracts which remain open for acceptance, and entitlements and engagements to which Company is entitled at the Closing Time, whether written or oral, including any deposits made in connection therewith, and legally binding forward commitments of Company for supplies or materials entered into in the ordinary course, all as set forth in Schedule 3.1.14;

“Convertible Security” means a security of a body corporate which is convertible into, exchangeable for or which carries an obligation to purchase, one or more shares or Voting Securities of such body corporate;

“Defending Party” has the meaning ascribed thereto in Section 5.7;

“Deficiency Amount” has the meaning ascribed thereto in Section 2.4(d);

“Draft Closing Balance Sheet” has the meaning ascribed thereto in Section 2.3(b);

“Draft OWCBS” has the meaning ascribed thereto in Section 2.4(b);

“Employees” means those individuals employed by AskMen on the date hereof and listed on Schedule 3.1.19;

“Encumbrance” means any encumbrance of any kind whatever (registered or unregistered) and includes a security interest, lien, hypothec, pledge, hypothecation, assignment, charge, security under section 426 or section 427 of the Bank Act (Canada), trust or deemed trust (whether contractual, statutory or otherwise arising), and a voting trust or pooling agreement with respect to securities;

“Environment” includes the air, surface water, underground water, any land, soil or underground space even if submerged under water or covered by a structure, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms and the environment or natural environment as defined in any Environmental Law and “Environmental” shall have a similar extended meaning;

“Environmental Laws” means all Applicable Laws relating in whole or in part to pollution or protection of human health or the Environment;

“Equipment” means all fixed assets and tangible personal property of Company, including all equipment described in Schedule 3.1.18 and all machines, machinery, fixtures, furniture, furnishings, vehicles, computers, office equipment, tools and spare parts used in the Business;

“Equipment Leases” means the leases of personal property listed on Schedule 3.1.35;

“Escrow Agent” means The Canada Trust Company;

“Escrow Agreement” means the escrow agreement to be entered into between the Seller, the Buyer, and the Escrow Agent, at the Closing Time in the form of Schedule 2.5;

“Escrow Funds” means the amount held from time to time in escrow, including accrued interest thereon, pursuant to the Escrow Agreement;

“Estoppel Certificate” means a certificate dated May 4, 2005 addressed to AskMen and the Buyer, signed by the landlord under the Lease, stating that (i) the Lease is in good standing, unmodified and in full force and effect; (ii) all rent and other amounts thereunder are current; and (iii) no default of AskMen under such Lease exists as of Closing;

“Excess Amount” has the meaning ascribed thereto in Section 2.4(c);

“Excess Payables Amount” has the meaning ascribed thereto in Section 2.4(e);

“Financial Statements” means, on a non-consolidated basis, the financial statements of the Company for the fiscal year ended December 31, 2004, inclusive, copies of which have been provided to the Buyer, each consisting of a balance sheet, statement of income, statement of changes in financial position and notes to the financial statements, and the Interim Statements;

“Generally Accepted Accounting Principles” means Canadian generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which any calculation or determination is required to be made in accordance with generally accepted accounting principles, and where the Canadian Institute of Chartered Account includes a recommendation in its Handbook concerning the treatment of any accounting matter, such recommendation shall be regarded as the only generally accepted accounting principle applicable to the circumstances that it covers;

“Gomez” has the meaning ascribed thereto in the recitals to this Agreement;

“Governmental Authority” means any federal, provincial, state or municipal government of Canada or of the United States of America and any agency, authority, tribunal or commission of any kind whatsoever exercising authority under or for the account of such government;

“Guaranteed Liabilities” has the meaning ascribed thereto in Section 7.1;

“Hazardous Substance” means any substance, pollutant, contaminant, waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted, identified or regulated in any Environmental Law;

“including” means “including without limitation” and the term “including” shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

“Indemnification Notice” has the meaning ascribed thereto in Section 5.5;

“IPR Licences” means all licenses granted by AskMen, PCI or Seller permitting third parties to use the Intellectual Property Rights or granted by third parties to AskMen, PCI or Seller to use Intellectual Property Rights (other than any “off-the-shelf” licenses acquired by AskMen, PCI or Seller that are not material to the Business);

“Intellectual Property Rights” means all intellectual property rights of or used by Company, including:

(a)                                  all trade-marks, trade names, designs, graphics, logos and other commercial symbols, whether registered or not;

(b)                                 all copyrights, whether registered or not;

(c)                                  all patents, and all applications therefore of Company, including patents which may be issued out of such applications (including divisions, reissues, renewals, re-examinations, continuations, continuations in part and extensions), applied for or registered in any jurisdiction; and

(d)                                 all domain names;

“Interim Statements” means the unaudited non-consolidated financial statements of the Company for the three (3)-month period ended March 31, 2005 consisting of a balance sheet, statement of income and statement of changes in financial position, copies of which are attached as Schedule 3.1.9;

“Inventory” means all inventories of materials, work-in-progress, stock-in-trade, finished goods, supplies, packaging and advertising and publicity materials of the Company, wherever located, and whether on consignment or not;

“Karbasfrooshan” has the meaning ascribed thereto in the recitals to this Agreement;

“Key Employees” means those Employees listed in Schedule 4.4;

“Knowledge” means, with respect to any representation or warranty contained in this Agreement that is expressly qualified by reference to the “Knowledge of the Shareholders” or similar expressions, the actual knowledge of the Seller, the Company and each of the Shareholders and the knowledge they would have had after (i) review of the books and records of the Seller and each Shareholder and the Books and Records and Contracts of the Company pertaining to the relevant subject matter; and (ii) oral inquiry of all Employees and the current outside advisors of Shareholders, Seller and Company (on matters other than the negotiation and implementation of this Agreement) in respect of which such advisors have heretofore been engaged by Shareholders, Seller, PCI and/or AskMen into such subject matter and, in the case of the Buyer and IGN, the actual knowledge of the Buyer and IGN after review of their books and records and oral inquiry of management-level personnel of each such company, and, in the case of an individual Shareholder, the actual knowledge of such Shareholder after a review of the books and records of such Shareholder and any inquiry of any management-level personnel of such Shareholder;

“Leased Premises” means the lands and buildings which are subject to the Lease;

“Lease” means the office lease to which AskMen is a party and described in Schedule 3.1.30;

“Letter of Intent” means the letter of intent dated February 23, 2005 between IGN and AskMen and the Seller as amended by an amendment letter dated May 12, 2005;

“Licence” means any licence, permit, approval, right, privilege, concession or franchise issued, granted, conferred or otherwise created by a Governmental Authority;

“Material Adverse Effect” means any change in, or effect on, the operations, affairs, prospects, financial condition, results of operations, assets, liabilities, reserves or any other aspect of Company, or the Business that results in a material adverse effect on, or a material adverse change in, any such aspect of Company, or the Business;

“Minority Shareholders” means Gomez and Karbasfrooshan, and “Minority Shareholder” means any one of them;

“Non-Active Employees” means the Employees who are absent from work on the Closing Date by reason of short or long term disability or by reason of authorized leave of absence but, for the avoidance of doubt, does not include Employees who are absent from work on the Closing Date by reason of holiday, parental leave or scheduled day off;

“Non-Competition Agreements” means the non-competition agreements entered into at the Closing Time between AskMen and the Buyer, on the one hand, and, on the other hand and, as applicable, the Seller and each of the Shareholders and their principals or the Minority Shareholders, in the form of Schedule 5.2;

“Notice Period” has the meaning ascribed thereto in Section 5.6;

“Operating Working Capital Balance Amount” has the meaning ascribed thereto in Section 2.4(a);

“Operating Working Capital Balance Statement” has the meaning ascribed thereto in Section 2.4(b);

“Occupational Health and Safety Acts” means the Occupational Health and Safety Act (Quebec), as amended to the date hereof, and the Industrial Accidents and Occupational Diseases Act (Quebec), as amended to the date hereof, and all other legislation having application in the Province of Quebec and dealing with the health or safety of employees;

“Options” means the options to be granted by IGN to the Key Employees as contemplated in Section 4.4;

“Order” means any order, judgment, injunction, decree, award or writ of any court, tribunal, arbitrator or Governmental Authority, in each case only to the extent that such order, judgment, injunction, decree, award or writ has the force of law;

“ordinary course” or “normal course”, when used in relation to the conduct of Company, means any transaction which constitutes an ordinary day-to-day business activity of such corporation consistent with its past practices;

“PCI” means Publications Collections Inc., a Nevada corporation;

“Parties” means IGN, the Buyer, the Seller and the Shareholders, collectively, and “Party” means any one of them;

“Pension Plan” means a Benefit Plan that is a “registered pension plan” as that term is defined in subsection 248(1) of the Income Tax Act (Canada);

“Permitted Encumbrances” means

(i)                                     Encumbrances for Taxes not at the time overdue but only if the amount thereof at the Closing Date is included in Closing Accounts Payable;

(ii)                                  any Encumbrances in favor of any lessor or licensor for rent or royalties to become due or for other obligations or acts, the performance of which is required under leases, subleases or licenses, so long as the payment of such rent, royalties or the performance of such other obligation or act is not currently due, and only if the amount thereof at the Closing Date is included in Closing Accounts Payable;

(iii)                               Encumbrances of any Employees for salaries or wages earned but not yet payable, but only if the amount thereof at the Closing Date is included in Closing Accounts Payable; and

(iv)                              Encumbrances of unpaid vendors of personal property, or other similar Encumbrances, in each case arising in the ordinary course of business for charges that are not currently due under any Contract listed on any

Schedule attached hereto, and only if the amount thereof at the Closing Date is included in Closing Accounts Payable;

“Person” shall be broadly interpreted and includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, the Crown, any Governmental Authority or any other entity recognized by law;

“Prime Rate” for any day means the rate of interest expressed as a rate per annum that Bank of Montreal establishes at its head office in Montreal as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which it at present refers to as its prime rate;

“Publications” has the meaning ascribed thereto in Section 3.1.32;

“Purchase Price” means, subject to Section 2.6, the Base Purchase Price to be paid by the Buyer to the Seller for the Shares as provided in Section 2.2 as adjusted in accordance with Sections 2.4 and 2.5 by the Adjustment Amount;

“QSTA” means The Act respecting the Quebec sales tax, as amended to the date hereof;

“Receivables Auditor” has the meaning ascribed thereto in Section 2.6;

“Recovered Loss” has the meaning ascribed thereto in Section 5.2(g);

“Reduced Payables Amount” has the meaning ascribed thereto in Section 2.4(f);

“Release” includes releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, escaping, leaching, disposing, dumping, depositing, spraying, burying, abandoning, incinerating, seeping or placing, or any similar action defined in any Environmental Law;

“Rights” means any options, rights, warrants or subscription privileges issued or granted by a body corporate (whether or not currently exercisable or exercisable on conditions) to purchase Voting Securities, Convertible Securities or shares of such body corporate;

“Section 338 Liabilities” means any Tax or other loss, whether arising prior to the Closing or thereafter, resulting from the U.S. Internal Revenue Code Section 338(g) election intended to be made by IGN and Buyer pursuant to Section 2.9;

“Seller” has the meaning ascribed thereto in the recitals to this Agreement;

“Sellers Representative” means Ricardo Poupada of the City of Montreal in the Province of Quebec or such other person of whom Seller may from time to time notify Buyer in accordance with Section 8.3;

“Shareholders’ Agreement” means the agreement between the Minority Shareholders, AskMen and the Seller dated January 15, 2002;

“Shares” means all shares of any class of AskMen owned by the Seller, namely, 10,436 Class A common shares;

“Tax Act” means the Income Tax Act (Canada), as amended to the date hereof;

“Taxation Act” means the Taxation Act (Quebec), as amended to the date hereof;

“Taxes” means all taxes and similar governmental charges payable under Applicable Law, including interest and penalties associated therewith, whether disputed or not, and whether federal, provincial, state, territorial, or municipal, and including income, franchise, capital, real property, personal property, withholding, payroll, employer health, transfer, goods and services, sales, use, consumption, excise, customs, duties, anti-dumping, countervail, value added taxes, employers’ contributions to Canada and Quebec pension plans, employment insurance premiums and all other taxes and similar governmental charges of any kind for which Company may have any legal liability imposed by any Governmental Authority, and “Tax” has a corresponding meaning;

“Tax Returns” means all reports, returns and other documents filed or required to be filed by Company with any taxing authority in respect of Taxes; and

“Voting Securities” means the common shares of a body corporate and all other securities of such body corporate of any kind or class having power to vote for the election of directors either under all circumstances or in certain circumstances or in certain events (whether such circumstances or events exist or have occurred).

1.2                                                                               Statutes

Unless specified otherwise, reference in this Agreement to a statute refers to that statute, as it may have been amended to the date hereof.

1.3                                                                               Generally Accepted Accounting Principles

All accounting and financial terms used herein, unless specifically provided to the contrary, shall be interpreted and applied in accordance with Generally Accepted Accounting Principles.

1.4                                                                               Headings; etc.

The division of this Agreement into articles, sections, subsections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The article, section, subsection and schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement.  All uses of the words “hereto”, “herein”, “hereof”, “hereby” and “hereunder” and similar expressions refer to this Agreement and not to any particular section or portion of it.  References to an Article, Section, Subsection or Schedule refer to the applicable article, section, subsection or schedule of this Agreement.

1.5                                                                               Number and Gender

In this Agreement, words in the singular include the plural and vice versa and words in one gender include all genders.

1.6                                                                               Entire Agreement

This Agreement, together with the IGN non-disclosure agreement signed by Ricardo Vigia Poupada as President of Seller and AskMen, dated July 21, 2004, and the Closing Documents, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties, including the Letter of Intent.  Without limiting the generality of the foregoing, there are no representations or warranties of any kind or nature whatsoever being provided by any Party hereto other than those representations and warranties expressly set forth in this Agreement and the Closing Documents.  In the event of any discrepancy between the terms of this Agreement, the said non-disclosure agreement and any of the Closing Documents, the provisions of this Agreement shall prevail.

1.7                                                                               Amendment

This Agreement may be amended, modified or supplemented only by the written agreement of the parties.

1.8                                                                               Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given.  No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right.  No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

1.9                                                                               Schedules

The following Schedules form part of this Agreement:

Schedule	Description of Schedule
2.5	Form of Escrow Agreement
3.1.4	Form of AskMen Share Purchase Agreement
3.1.1(e)	List of Directors and Officers
3.1.6	Assets and Liabilities of PCI
3.1.8	List of Consents
3.1.9	Financial Statements and Interim Financial Statements
3.1.11(v)	Dividends

Schedule	Description of Schedule
3.1.12	Unusual Transactions
3.1.13	Tax Matters
3.1.14	List of Contracts
3.1.18	Description of Assets
3.1.19	List of Employees
3.1.21	List and Description of Benefit Plans
3.1.22	Description of Litigation
3.1.23	Description of Insurance Policies
3.1.24	List of Permitted Encumbrances
3.1.25	Intellectual Property Rights
3.1.25(f)	List of Trade Marks
3.1.30	Description of Lease
3.1.31	List of Major Customers and Suppliers
3.1.35	Description of Equipment Leases
3.1.36	List of Licences
3.1.38	Books and Records
3.1.40	Trade Allowances
3.1.43	List of Bank Accounts
4.3	Retainer Document
4.4	IGN Stock Options
5.2	Non-Competition Agreement

1.10                                                                        Applicable Law

This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of Ontario (excluding any conflict of laws rule or principle which might refer such interpretation to the laws of another jurisdiction).  Subject to Article 6, each Party irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario, in the city of Toronto, with respect to any matter arising hereunder or related hereto.

1.11                                                                        Currency

Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to U.S. dollars.  Where any dollar amount in connection with this Agreement is required to be converted from U.S. dollars to Canadian dollars or vice versa as of a particular date, the equivalent amount in the applicable currency shall be the amount of Canadian dollars or U.S. dollars, as applicable, which would result from the conversion of a specified amount of U.S. dollars or Canadian dollars, as the case may be, at the Spot Rate on that date if it is a Business Day or on the immediately preceding Business Day if that date is not a Business Day.  For the purposes of this Section 1.11, the “Spot Rate” shall, as at any date with respect to the conversion of an amount in one currency (the “original currency”) to another currency (the “other currency”), means the mid-market rate of exchange for large volume transactions quoted by the Bank of Montreal in Toronto, Canada at noon EST on such date for the spot purchase in the foreign exchange market of the other currency with such original currency.

1.12                                                                        Tender

Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money shall be tendered by official bank draft or by wire transfer.

1.13                                                                        Performance on Holidays

If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

1.14                                                                        Calculation of Time

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 6:00 p.m. (EST) on the last day of the period.  If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 6:00 p.m. (EST) on the next Business Day.

1.15                                                                        Third Party Beneficiaries

Nothing in this Agreement or in any Closing Document is intended expressly or by implication to, or shall, confer upon any Person (including, without limitation, any Employee) other than the Parties and their Representatives (as defined in Article 5), any rights or remedies of any kind.

ARTICLE 2
PURCHASE AND SALE OF SHARES

2.1                                                                               Purchase and Sale of the Shares

Subject to the terms and conditions hereof, the Seller hereby sells, conveys and transfers to the Buyer, and the Buyer hereby purchases from the Seller, for the consideration set forth in Article 2, all of the Shares.

2.2                                                                               Purchase Price

Subject to the adjustments set forth in Section 2.4, the Purchase Price for the Shares shall be THIRTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($13,500,000).

2.3                                                                               Post Closing Review

(a)                                  Forthwith following the Closing Time, the Buyer, or its nominee, shall conduct a review of the Accounting Records of Company for the period commencing on February 23, 2005 and ending on the close of business on the Closing Date, inclusive, in order to prepare the Closing Balance Sheet, including

(i) the actual amount of cash and Cash Equivalents of Company on hand in the accounts of Company as at close of business on the Closing Date (the “Closing Cash Amount”); and

(ii) the aggregate amount of the Closing Accounts Receivable of Company (the “Accounts Receivable Amount”); and

(iii) the aggregate amount of the Closing Accounts Payable.

The Closing Balance Sheet shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied, subject to the provisions of this Agreement pertaining to the definition and calculation of the Closing Accounts Receivable and Closing Accounts Payable. The purpose of the Closing Balance Sheet shall be to determine whether there has been any breach of the representations made in Section 3.1.11(b), provided that, for the avoidance of doubt, the Parties acknowledge and agree that the Closing Balance Sheet is not the only basis on which such determination may be made.  Any claim that a breach of such representations did occur shall be dealt with in accordance with the indemnification provisions of Article 5.

(b)                                 The Buyer shall provide to the Sellers Representative, for his review, copies of all working papers of the Buyer and its nominee resulting from, or used in connection with, the preparation of the Closing Balance Sheet as contemplated in this Article 2, and shall permit representatives of the Seller to be present during its preparation of the Closing Balance Sheet.  Subject to Section 2.6, a final version of the Closing Balance Sheet resulting from such review shall be delivered to the Sellers Representative within 125 days of the month end following Closing Date.  A draft of the Closing Balance Sheet (the “Draft Closing Balance Sheet”) shall be delivered to the Sellers Representative at least 15 days prior to the delivery of the final Closing Balance Sheet and the Buyer shall, or shall cause its nominee to, meet with the Sellers Representative and the accountants of the Seller forthwith thereafter to review the Draft Closing Balance Sheet as soon as possible within such 15-day period.  For greater certainty, it is acknowledged that the failure of the Sellers Representative or the accountants of the Seller to object to any item in the Closing Balance Sheet shall not prevent the Seller from raising objections thereto (i) in the event that the Buyer seeks indemnification pursuant to the provisions of Article 5 hereof on the basis of a breach of the representations made in Section 3.1.11(b); or (ii) in connection with any adjustment to the Base Purchase Price pursuant to Section 2.4.

2.4                                                                               Base Purchase Price Adjustment

(a)                                  It is the intent of the Parties hereto that:

(A) Company shall have a Closing Cash Amount and collectible Closing Accounts Receivable in an amount no less than $600,000, which shall consist of no less than $300,000 in cash and Cash Equivalents and no less than $300,000 in collectible Closing Accounts Receivable (collectively, such Closing Cash Amount and collectible Closing Accounts Receivable amount, the “Operating Working Capital Balance Amount”); and

(B) the Closing Accounts Payable shall not exceed $155,000.

(b)                                 Within 145 days of the month end following Closing Date, the Buyer or its nominee shall prepare a statement (the “Operating Working Capital Balance Statement”) calculating (i) the amount of the Closing Accounts Receivable that have not been paid to Company during the 120 day period following the end of the month following the Closing Date, and (ii) based on the Closing Balance Sheet, the amount of the Closing Accounts Payable.  In this regard, payments in respect of the Closing Accounts Receivable received from a debtor will be applied to the oldest account receivable owing by that debtor unless otherwise specified by the debtor.  Buyer shall keep Sellers Representative informed of progress in collecting the Closing Accounts Receivable and permit Sellers Representative or his nominee to participate in such collection efforts.  Buyer agrees to cause Company to use commercially reasonable efforts consistent with Company’s past practices to collect the Closing Accounts Receivable.  For the purposes of the Operating Working Capital Balance Statement, such amounts of Closing Accounts Receivable that have not been paid to Company during such 120 day period shall be deducted from the Accounts Receivable Amount as set forth in the Closing Balance Sheet (such net amount, the “Collectible Accounts Receivable Amount”).  The Buyer shall provide to the Sellers Representative, for his review, copies of all working papers of the Buyer and its nominee resulting from, or used in connection with, the preparation of the Operating Working Capital Balance Statement as contemplated in this Article 2, and shall permit representatives of the Seller to be present during its preparation of the Operating Working Capital Balance Statement.  Subject to Section 2.6, a final version of the Operating Working Capital Balance Statement resulting from such review shall be delivered to the Sellers Representative within 145 days of the month end following the Closing Date.  A draft of the Operating Working Capital Balance Statement (the “Draft OWCBS”) shall be delivered to the Sellers Representative at least fifteen (15) days prior to the delivery of the final Operating Working Capital Balance Statement and the Buyer shall, or shall cause its nominee to, meet with the Sellers Representative and the accountants of the Seller forthwith thereafter to review the Draft OWCBS as soon as possible within such 15-day period.  For greater certainty, it is acknowledged that the failure of the Sellers Representative or the accountants of the Seller to object to any item in the Operating Working Capital Balance Statement shall not prevent the Seller from raising objections thereto in connection with any adjustment to the Base Purchase Price pursuant to this Section 2.4.

(c)                                  Subject to Section 2.6, in the event that the Operating Working Capital Balance Statement indicates that the aggregate of the Closing Cash Amount and the Collectible Accounts Receivable Amount exceeds the Operating Working Capital Balance Amount, the Base Purchase Price shall be adjusted upwards on a dollar-for-dollar basis by an amount equal to such excess (the “Excess Amount”).  Subject to Section 2.4(g), such Excess Amount shall be remitted to Heenan Blaikie LLP in trust for the Seller on the Adjustment Date as contemplated in Section 2.5(b).

(d)                                 Subject to Section 2.6, in the event that the Operating Working Capital Balance Statement indicates that the aggregate of the Closing Cash Amount and the Collectible Accounts Receivable Amount is less than the Operating Working Capital Balance Amount, the Base Purchase Price shall be reduced on a dollar-for-dollar basis by the amount of such deficiency (the “Deficiency Amount”).  Subject to Section 2.4(g), such Deficiency Amount shall be remitted to the Buyer on the Adjustment Date as contemplated in Section 2.5(b).

(e)                                  Subject to Section 2.6, in the event that the Operating Working Capital Balance Statement indicates that the actual amount of the Closing Accounts Payable exceeds $155,000, the Base Purchase Price shall be reduced on a dollar-for-dollar basis by the amount by which the actual amount of the Closing Accounts Payable exceeds $155,000 (the “Excess Payables Amount”).  Subject to Section 2.4(g), such Excess Payables Amount shall be remitted to the Buyer on the Adjustment Date as contemplated in Section 2.5(b).

(f)                                    Subject to Section 2.6, in the event that the Operating Working Capital Balance Statement indicates that the actual amount of the Closing Accounts Payable is less than $155,000, the Base Purchase Price shall be increased on a dollar-for-dollar basis by the amount by which such actual Closing Accounts Payable is less than $155,000 (the “Reduced Payables Amount”).  Subject to Section 2.4(g), the Reduced Payables Amount shall be remitted to Heenan Blaikie LLP in trust for the Seller on the Adjustment Date as contemplated in Section 2.5(b).

(g)                                 Only the net amount of the Excess Amount, Deficiency Amount, Excess Payables Amount and Reduced Payables Amount owing by Buyer to Seller or by Seller to Buyer hereunder shall be payable pursuant to the foregoing paragraphs 2.4(c) to (f), inclusive, and in accordance with Section 2.5(b).

2.5                                                                               Payment of Purchase Price

(a)                                  The Buyer shall pay the Base Purchase Price to the Seller at the Closing Time as follows:

(i)            The Buyer shall pay EIGHT MILLION SEVEN HUNDRED THOUSAND DOLLARS ($8,700,000) by bank draft or wire transfer of immediately available funds to Heenan Blaikie LLP in trust for the Seller;

(ii)           the Buyer shall pay FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($4,500,000) by bank draft or wire transfer to the Escrow Agent to be held in accordance with Escrow Agreement;

(iii)          the Buyer shall pay THREE HUNDRED THOUSAND DOLLARS ($300,000) by bank draft or wire transfer to the Escrow Agent to be held in accordance with the Escrow Agreement;

(b)                                 On the Adjustment Date, if, pursuant to the provisions of Sections 2.4 and 2.6, it is determined that the Purchase Price is:

(i)                                     less than the Base Purchase Price, an amount equal to the Adjustment Amount shall be released, in accordance with the provisions of the Escrow Agreement, to the Buyer from the escrow accounts contemplated in Section 2.5(a)(iii) and if any balance remains in the escrow accounts contemplated in Section 2.5(a)(iii), such balance shall be released to Heenan Blaikie LLP in trust for the Seller.  If the Adjustment Amount is greater than the amount held in escrow pursuant to Section 2.5(a)(iii), the outstanding amount owed to the Buyer following the release of the amount held in escrow pursuant to Section 2.5(a)(iii) shall be paid by the Seller to the Buyer by bank draft or wire transfer of immediately available funds to an account or accounts specified by Buyer;

(ii)                                  equal to the Base Purchase Price, all of the amount contemplated in Section 2.5(a)(iii) shall be released, in accordance with the provisions of the Escrow Agreement, to Heenan Blaikie LLP in trust for the Seller; or

(iii)          greater than the Base Purchase Price, all of the amount contemplated in Section 2.5(a)(iii) shall be released, in accordance with the provisions of the Escrow Agreement, to the Seller and an amount equal to the Adjustment Amount shall be paid by the Buyer to the Seller by bank draft or wire transfer of immediately available funds to Heenan Blaikie LLP in trust for the Seller.

2.6                                                                               Disputes

If the Seller disputes the Buyer’s, or its nominee’s, determination of the amount of Collectible Accounts Receivable Amount or the Closing Accounts Payable, the Sellers Representative shall give notice to the Buyer on or before the 10th Business Day after the Operating Working Capital Balance Statement (not the Draft OWCBS) has been received by the Sellers Representative.  Upon receipt by the Buyer of such notice, the Parties will, in good faith, attempt to resolve the dispute expeditiously by negotiation and, where such resolution is not achieved within thirty (30) days from the date of receipt of the Operating Working Capital

Balance Statement, the amount of the Collectible Accounts Receivable Amount or the Closing Accounts Payable, or both, as applicable, shall be finally and bindingly determined by RSM Richter (the “Receivables Auditor”), at the cost of the Seller; provided that, where the Receivables Auditor determines that the Closing Accounts Receivable Amount should be increased by 10% or more from the amount set out in the Operating Working Capital Balance Statement, or that the Closing Accounts Payable amount should be decreased by 10% or more from the amount set out in the Operating Working Capital Balance Statement, the Buyer shall bear the cost of such determination by the Receivables Auditor.  Either Party may refer the dispute to the Receivables Auditor.  The Receivables Auditor shall be required to make a determination within 30 days after the date on which the dispute is first referred to it.  The Receivables Auditor shall have the right to conduct such investigation as it needs to perform its duties hereunder and the Parties will cooperate in that regard.  Where the Adjustment Amount is determined pursuant to this Section 2.6, the Adjustment Date shall be deemed to be the second Business Day immediately following the date (i) of the negotiated settlement, or (ii) that the Receivables Auditor advises the Buyer and the Sellers Representative of its final determination of all matters in dispute, as the case may be.  The Parties hereby agree that during the period from the Closing Date to the Adjustment Date and, if the Receivables Auditor is engaged pursuant to this Section 2.6, for two years thereafter, no Party shall, jointly or severally, utilize the services of the Receivables Auditor.

2.7                                                                               Delivery of Certificates

The Seller shall transfer and deliver to the Buyer at the Closing Time share certificates representing the Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank acceptable to the Buyer and shall cause AskMen to enter the Buyer on the books of AskMen as the holder of the Shares and to issue one or more share certificates representing the Shares to the Buyer.

2.8                                                                               Closing Arrangements

The Closing shall take place immediately after the execution and delivery hereof (the “Closing Time”) at the offices of Fasken Martineau DuMoulin LLP, Stock Exchange Tower, Suite 3400, 800, Place Victoria,, Montreal, Quebec, or at such other time and place as may be agreed upon by the Seller and the Buyer.

2.9                                                                               U.S. Internal Revenue Code Election

IGN and the Buyer intends to make an election under Section 338(g) of the U.S. Internal Revenue Code.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1                                                                               Representations and Warranties of the Shareholders

The Shareholders represent and warrant to the Buyer and IGN as set out in the following Subsections of this Section and acknowledge that the Buyer and IGN are relying upon such representations and warranties in entering into this Agreement.

3.1.1                                                                     Corporate Matters

(a)                                  Each of Seller and Company is a corporation duly incorporated, organized and validly existing in good standing under the laws of its jurisdiction of incorporation.  No proceedings have been taken or authorized by Seller or Company or, to the Knowledge of the Shareholders, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of Seller or Company, or with respect to any amalgamation, merger, consolidation, arrangement or reorganization relating to Seller or Company.

(b)                                 Company has all necessary power and authority to own or lease the Assets and to carry on its business as at present carried on.  Under Applicable Law, neither the physical location nor physical character of any of the Assets requires Company to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation or to be in good standing in any jurisdiction other than jurisdictions where it is duly registered, licensed or otherwise qualified and in good standing for such purpose, namely, in the case of AskMen, Quebec and the federal jurisdiction of Canada, and in the case of PCI, Nevada.

(c)                                  A true copy of the Articles and all by-laws of Seller and Company have been delivered to the Buyer or its solicitors by the Seller.  The Articles and such by-laws of Seller and Company constitute all of the constating documents and by-laws of Seller and Company, are complete and correct and are in full force and effect.

(d)                                 The original or true copies of all corporate records of Company have been delivered to the Buyer or its solicitors for review.  Such corporate records have been maintained in accordance with Applicable Law and contain complete and accurate:

(i)            minutes of all meetings of the board of directors, any committee thereof and the shareholders of Company held since the date of incorporation;

(ii)           originals of all resolutions of the board of directors, any committee thereof and the shareholders of Company passed by signature in writing since the date of incorporation; and

(iii)          waivers, notices and other documents required by law to be contained therein other than to the extent that the failure to do so would not have a material adverse effect on Company, or the issuance to or ownership by the Seller of the Shares;

and reflect all actions taken and resolutions passed by the directors or the shareholders of Company since the date of its incorporation.

All resolutions contained in such records have been duly passed and, all such meetings have been duly called and held.  The share certificate books, registers of shareholders, registers of transfers and registers of directors of Company are complete and accurate and all applicable security transfer or documentary stamp taxes payable in respect of shares of Company have been duly paid.

(e)                                  The list of officers and directors in Schedule 3.1.1(e) constitutes a complete and accurate list of all current officers and directors of Company on the Closing Date.

3.1.2                                                                     Authorized and Issued Capital of AskMen

The authorized capital of AskMen consists of an unlimited number of Class A common shares and an unlimited number of preferred shares, of which 10,436 Class A common shares and no preferred shares have been validly issued and are outstanding as fully paid and non-assessable shares.

3.1.3                                                                     Ownership of Shares of the Seller

The percentage ownership of Seller (on a fully diluted basis) by each of the Shareholders as shown in the corporate records of the Seller, is as follows and no Shareholder has any Knowledge that the beneficial owner of any share of the Seller held by a Shareholder is other than as set forth in such corporate records:

Name of Shareholder	Ownership as a Percentage

Shareholder No. 1	30
Shareholder No. 2	25
Shareholder No. 3	15
Shareholder No. 4	15
Shareholder No. 5	15
Total	100%

3.1.4                                                                     Title to Shares; Ownership of PCI

(a)                                  The Seller owns beneficially and of record, free and clear of all Encumbrances, 10,436 Class A common shares in the capital of AskMen, being all of the issued and outstanding shares of AskMen.  There are no restrictions on the transfer of the shares of AskMen except those set forth in the Articles of AskMen, in the Shareholders’ Agreement and in the Letter of Intent.

(b)                                 On the date hereof and immediately prior to the execution of this Agreement, the Seller purchased from Gomez and Karbasfrooshan an aggregate of 436 Class A common shares in the capital of AskMen, representing all of the issued and outstanding shares in the capital of AskMen not already owned beneficially and as of record by the Seller, pursuant to a share purchase agreement in the form attached hereto as Schedule 3.1.4 (the “AskMen Minority Purchase Agreement”).  None of the Seller’s rights under such agreement have been amended, terminated, waived or compromised and such agreement remains fully enforceable in accordance with its terms.

(c)                                  AskMen owns beneficially and of record 100 common shares in the capital of PCI, being all of the issued and outstanding shares in the capital of PCI.

3.1.5                                                                     No Options

No Person other than the Buyer hereunder and IGN under the terms of the Letter of Intent has any oral or written agreement, option, warrant, right, privilege or any other right capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) for the purchase, subscription or issuance of any unissued shares, Voting Securities, Convertible Securities or Rights of Company.

3.1.6                                                                     Affiliates, etc.

(a)                                  Subject to Section 3.1.6(b) hereof, Company carries on the entire Business. Seller carries on none of the Business. Seller’s only asset (other than cash and cash equivalents) has been ownership of the domain name “www.askmen.com”, which ownership has been transferred to AskMen immediately prior to the Closing Time, and ownership of the Shares. Seller is not party to any agreement or instrument related to the Business other than this Agreement, the Closing Documents and the Letter of Intent.  Seller owns, directly or indirectly, all of the issued and outstanding shares and Voting Securities, Convertible Securities and Rights of AskMen.  Other than as disclosed in Section 3.1.4(c), Company does not hold and has not agreed to acquire any shares, Voting Securities, Convertible Securities or Rights.

(b)                                 PCI has no assets or liabilities except as set out in Schedule 3.1.6 and PCI is not party to any agreement or instrument related to the Business, other than agreements with AskMen and with CCBill, this Agreement, the Closing Documents and the Letter of Intent.

(c)                                  There are no agreements or obligations between any two or more of AskMen and/or PCI, on the one hand, and any one or more of Seller and any of the Shareholders except as set forth in Schedule 3.1.14 hereto.

The only shareholders’ agreement pertaining to the Seller or Company is the Shareholders’ Agreement, a copy of which has been provided to Buyer.  The Shareholders’ Agreement has been terminated and all rights thereunder (including the piggy-back rights contained in Section 14 thereof) have been waived.

3.1.7                                                                     Absence of Conflicting Agreements

None of the execution and delivery of, or the observance and performance by the Seller of any covenant or obligation under, this Agreement or any Closing Document to which it is a party, or the Closing:

(a)                                  contravenes or results in, or will contravene or result in, a violation of or a default under (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

(i)                                     as with respect to the Seller or Company, any Applicable Law;

(ii)                                  any Licence of the Seller or Company;

(iii)                               the articles, by-laws, directors or shareholders resolutions of the Seller or Company;

(iv)                              subject to obtaining the consents listed in Schedule 3.1.8, the provisions of any agreement, lease, mortgage, security document, obligation or instrument to which the Seller or Company is a party, or by which any of them or the Assets are bound or affected;

(b)                                 subject to obtaining the consents listed in Schedule 3.1.8, relieve any other party to any Contract, Lease, Equipment Lease or Contractual Right, of that party’s obligations thereunder or enable it to terminate its obligations thereunder; or

(c)                                  result in the creation or imposition of any Encumbrance on any of the Assets, other than any Encumbrance that may be imposed or created in connection with the financing of the Buyer’s purchase of the Shares.

3.1.8                                                                     Consents, Approvals

Except as disclosed in Schedule 3.1.8 and other than (i) those which have been obtained prior to the Closing, and (ii)  routine post-closing notifications and filings, there are no Licences, Orders, authorizations, registrations or declarations of, or filings with, any Governmental Authority or other Person required by the Seller or Company in connection with the (a) execution and delivery by Seller or AskMen of this Agreement and/or the Closing Documents to which it is a party, or (b) the observance and performance by the Seller or AskMen of its obligations under this Agreement or the Closing Documents to which it is a party. The Seller has obtained the Estoppel Certificate.

3.1.9                                                                     The Financial Statements

Except as set forth in Schedule 3.1.9, the Financial Statements:

(a)                                  have been prepared in accordance with Generally Accepted Accounting Principles, applied on a basis consistent with that of the preceding periods;

(b)                                 are complete and accurate in all material respects;

(c)                                  accurately disclose in all material respects the assets, liabilities (whether accrued, absolute or contingent) and financial position of the Company and the results of the operations of such corporations, as at the dates thereof and for the periods covered thereby; and

(d)                                 reflect in all material respects all proper accruals as at the dates thereof and for the periods covered thereby of all amounts which, though not payable until a time after the end of the relevant period, are attributable to activities undertaken during that period.

3.1.10                                                              Undisclosed Liabilities

Other than any Section 338 Liabilities, if any, Company has no liabilities (whether accrued, absolute or contingent or otherwise, matured or unmatured) of any kind except:

(a)                                  liabilities disclosed or provided for in the Financial Statements; and

(b)                                 liabilities incurred in the ordinary course of business since the date of the Interim Statements.

3.1.11                                                              Absence of Changes

(a)                                  Except for the cessation of Activities contemplated by Section 3.1.32, since December 31, 2004:

(i)                                     Company has conducted the Business in the ordinary course in respect of the collection and treatment of accounts receivable and accounts payable, has not incurred any debt, obligation or liability out of the ordinary course of business or of an unusual or extraordinary nature and has used all reasonable commercial efforts to preserve the Business and the Assets;

(ii)                                  there has not been any change in the Condition of the Business other than changes in the ordinary course of business, and such changes have not, either individually or in the aggregate, been materially adverse and have not had nor may they be reasonably expected to have, either before or after the Closing Time, a materially adverse effect on the Condition of the Business, provided that this representation is to the Knowledge of Shareholders insofar as it pertains to changes to Applicable Law since December 31, 2004 which impose a restriction on electronic commerce generally and which may affect the Condition of the Business;

(iii)                               there has not been any termination, amendment or revocation of any Licence or any transfer, assignment, sale or other disposition of or damage or destruction to any of the Assets which would have a Material Adverse Effect on Company or the Business;

(iv)                              there has not been any change in the accounting principles, policies, practices or procedures of the Company or their application to the Company.

(b)                                 Except for the cessation of Activities contemplated by Section 3.1.32, since February 23, 2005 and to the Closing Time:

(i)                                     the Business has been operated in the ordinary course of business;

(ii)                                  Company has, with respect to the Business, only made necessary capital expenditures, substantially consistent with past practices;

(iii)                               Company has refrained from undertaking any extraordinary direct and/or indirect new transactions (or payments) to and/or with any existing shareholder, officer, or director thereof or any of their respective affiliates;

(iv)                              the Company has maintained, consistent with past practice, the goodwill and the reputation of the Business, and maintained, consistent with past practice, good business relationships with its customers, suppliers and distributors;

(v)                                 the Company has kept accurate Books and Records and not made any modification in its usual sales or management practices; and

(vi)                              with respect to the representations set forth in Section 3.1.11, it is expressly acknowledged by the Buyer that (A) the Buyer has consented to the acts listed in Schedule 3.1.11(b)(vi) and such acts shall not be deemed to be breaches of said representations, and (B) Company may make distributions of cash or cash equivalents on hand immediately prior to the Closing provided that such distributions are not anticipated by Seller, acting reasonably, to result in the Closing Cash Amount being less than $300,000 or the Operating Working Capital Balance Amount being less than $600,000 and subject to the right of the Buyer to claim an adjustment to the Base Purchase Price, pursuant to Article 2.

3.1.12                                                              Absence of Unusual Transactions

Except as disclosed in Schedule 3.1.12 and except for the cessation of Activities contemplated by Section 3.1.32, since December 31, 2004 the Company has not:

(a)                                  cancelled any debts (other than routine cancellations of customer obligations in the ordinary course of business) or claims or transferred, assigned, sold or otherwise disposed of any Assets except for Inventory disposed of in the ordinary course of business;

(b)                                 incurred or assumed any obligation or liability (fixed or contingent) other than obligations and liabilities incurred since December 31, 2004 in the ordinary course of business;

(c)                                  settled any liability, claim, dispute, proceeding, suit or appeal pending against it or against any of the Assets, other than liabilities or disputes in the ordinary course of business;

(d)                                 suffered an operating loss or any extraordinary loss;

(e)                                  made any material change in the method of billing customers or the credit terms made available to customers;

(f)                                    made any material change with respect to any method of management operation or accounting in respect of the Business;

(g)                                 waived or omitted to take any action in respect of any rights of material value or entered into any commitment or transaction if such loss, rights, commitment or transaction is or would be material in relation to the Assets or the Business;

(h)                                 hired or dismissed any Employee;

(i)                                     increased the compensation paid or payable to any Employee or increased the benefits to which any Employee is entitled under any Benefit Plan of any Company or created any new Benefit Plan for any Employee or created any Pension Plan for any Employee;

(j)                                     except for Permitted Encumbrances that are not individually or collectively material, created any Encumbrance on any of the Assets or suffered or permitted any such Encumbrance (other than Permitted Encumbrances that are not individually or collectively material) that has arisen on the Assets since that date to remain;

(k)           modified, amended or terminated any contract, agreement or arrangement (including all Contracts, Contractual Rights, the Lease and all Equipment Leases)  to which it is or was a party, or waived or released any material right which it has or had, other than in the ordinary course of business;

(l)                                     issued or sold any or its Voting Securities, Convertible Securities, Rights or bonds, debentures or other securities or issued, granted or delivered any right, option or other commitment for the issuance of any such securities;

(m)          declared or paid any dividend or other distribution in respect of the Shares except as contemplated in Schedule 3.1.11(b)(vi), or purchased or redeemed any such shares or other securities;

(n)                                 entered into or become bound by any contract, agreement or arrangement, written or oral, that is (i) not in the ordinary course of business, or (ii) involves or requires the payment by such corporation of an amount in excess of $25,000 for any one transaction, or $45,000 for all transactions; or

(o)                                 authorized or agreed or otherwise become committed to do any of the foregoing.

3.1.13                                                              Tax Matters

Except as set out in Schedule 3.1.13:

(a)                                  Tax Returns.  The Company has prepared and filed all Tax Returns required to be filed by it on or prior to the Closing Date on time and with all appropriate Governmental Authorities.  Each such Tax Return was correct and complete in all material respects.

(b)                                 Payment of Taxes.  The Company has paid all Taxes shown on its Tax Returns to be due and payable by it up to the Closing Date, and has paid all assessments and reassessments it has received prior to the Closing Date in respect of Taxes (other than with respect to Section 338 Liabilities).  The Company has paid in full all Taxes accruing due on or before the date hereof (other than with respect to Section 338 Liabilities) which are not reflected in its Tax Returns, including all instalments due for its current taxation year, or has made adequate provision in the Financial Statements for the payment of such Taxes (other than with respect to Section 338 Liabilities).  The provisions for Taxes reflected in the Financial Statements are sufficient to cover all liabilities for Taxes (other than with respect to Section 338 Liabilities) against the Company, whether or not contingent or fixed, asserted or unasserted, disputed or undisputed, during the periods covered by the Financial Statements and all prior periods.  Since the date of the Interim Statements, the Company has not incurred any liability, whether actual or contingent, for Taxes (other than with respect to Section 338 Liabilities) or engaged in any transaction or event which would result in the Company having any liability, whether actual or contingent, for Taxes, other than in each case in respect of liabilities incurred or transactions or events engaged in, in the ordinary course of business and other than with respect to Section 338 Liabilities.

(c)                                  Reassessments.  The Company is not currently negotiating any draft assessment or reassessment with any Governmental Authority in respect of Taxes and there are currently no assessments or reassessments for taxes for which the period to file an objection or an appeal has not, as of the date hereof, expired and for which the Company intends to dispute or appeal.  The Company has not received any outstanding notice from any Governmental Authority that an assessment or reassessment is proposed in respect of any Taxes, regardless of its merits.  Other than with respect to the Section 338

Liabilities, the Company is not aware of any contingent liability of the Company for Taxes or any grounds for an assessment or reassessment for Taxes for which adequate provision has not been made.  The Company has not executed or filed with any Governmental Authority any outstanding agreement extending the period for assessment, reassessment or collection of any Taxes of the period for the filing of any Tax Return.  Assessments under the Tax Act and any corresponding provincial statute have been received by the Company with respect to the Company covering all past periods through the fiscal year ended December 31, 2003.

(d)                                 Withholdings.  Company has withheld from each payment made to any of its present or former employees, officers and directors, howsoever designated, and to all persons who are non-residents of Canada for the purposes of the Tax Act the amount of all Taxes required by law and has remitted such withheld amounts within the prescribed periods (provided that such prescribed periods ended before the Closing Time) to the appropriate Governmental Authority.  AskMen has remitted all required Canada Pension Plan and Quebec Pension Plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it or required to be collected by it in respect of its employees and has or will have remitted (with respect to amounts due on or prior to the Closing Date only) such amounts to the proper Governmental Authority within the time required by Applicable Law (provided such time expires before the Closing Date).  The Company has charged, collected and remitted on a timely basis all Taxes, as required by Applicable Law, on any sale, supply or delivery of any kind made by the Company.

(e)                                  Non-Application of Various Provisions.  There are no circumstances existing and no transaction or event or series of transactions or events has occurred which could result in the application of any of sections 17, 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act or any equivalent provision of any applicable provincial legislation (an “Analogous Provision”) to AskMen for fiscal periods prior to the Closing.  Paragraph 214(3)(a) of the Tax Act has not applied as a result of any transaction or event involving AskMen.  AskMen has not claimed any claim for any reserve under any one or more of subparagraph 40(1)(a)(iii), or paragraphs 20(1)(m) or 20(1)(n) of the Tax Act or any Analogous Provision, if as a result any amount could be included in such corporation’s income for any period ending on or immediately before Closing or for a period ending after Closing.  The Company is not subject to a liability for Taxes in Canada of any other person who is not at arm’s length (as that term is defined in the Tax Act) with such corporation, including without limitation, liability arising under section 160 of the Tax Act or any Analogous Provision, or liability under any agreement under section 191.3 of the Tax Act.

(f)                                    Payment of Retail Sales Tax.  Company has paid, when due, all Taxes imposed by the Excise Tax Act (Canada), QSTA, and the Retail Sales Tax

(Ontario) and the applicable legislation of each other province of Canada on the acquisition of its property or services and none of its tangible personal property or movable property has been transferred in a transaction contemplated under the provisions of Section 13 of Regulation 1013 to the Retail Sales Tax Act (Ontario), or any predecessor thereof or the analogous provisions of the sales tax legislation of any other province.

(g)                                 Elections.  Except as set out in Schedule 3.1.13, Company has never made or filed any election or designation under the Tax Act or any Analogous Provision.

(h)                                 Non-arm’s Length Transactions.  Other than in connection with the cessation of the Activities as described in Section 3.1.32, for which no representation is being made under this Section 3.1.13, no transaction or arrangement between AskMen or PCI and any person with whom either of such corporations was not dealing at arm’s length within the meaning of the Tax Act involving the acquisition, delivery, disposition or provision of property or services or the right to use property or services, took place for consideration that is other than the fair market value for such property, services or right and such transaction or arrangement was made on arm’s length terms and conditions.

(i)                                     Acquisition of Control.  There has not been an acquisition of control of any Company for purposes of the Tax Act or any Analogous Provision.

(j)            Tax Election.  Company has not made or been a party to any election under Sections 150(1), 156(2), 227(1) or 273(1) of the Excise Tax Act (Canada) or under equivalent provisions of the QSTA.

Subject to compliance with Applicable Law, Buyer shall cause Company to prepare and file within the prescribed time periods all Tax Returns of Company due after the Closing Date (including any amended Tax Return) that relate to any period ending on or before, or which includes, the Closing Date on a basis that is consistent in form and content with the manner in which Company has filed Tax Returns in the past and pay all Taxes required to be paid by it in respect thereof.  Such Tax Returns that relate to corporate income tax shall be submitted to Seller at least 10 Business days prior to the final date on which they are legally required to be filed and such other Tax Returns shall be so submitted at least five Business days prior to the final date upon which they are legally required to be filed. Seller shall have the right to review and comment upon such filing. Seller shall communicate to Company its comments upon the Tax Returns, including any suggested amendments thereto, within 5 Business days following receipt in case of income Tax Returns and two Business days in other cases, failing which Seller shall be deemed to have approved said Tax Returns, and Buyer may cause Company, in its sole discretion, to file the said returns in conformity with any change requested by Seller that Buyer and Company, consider to be reasonable in the circumstances.  Nothing in this Section shall be construed as limiting or preventing Buyer from acting as it considers appropriate in order to comply with Applicable Law.  Seller and the Shareholders retain the right to contest the necessity or validity of such actions in the event that Buyer or IGN seeks indemnification from the Shareholders or the Seller hereunder as a result of any Losses incurred by the Buyer or IGN or the Company pursuant to such actions.

Buyer and IGN will not, and will not cause or permit Company to make any election in respect of Taxes that results in any Tax liability in respect of any period ending on or before or which includes the Closing Date that is greater than the provision for Taxes reflected in the Financial Statements.

3.1.14                                                              Contracts

(a)                                  Except for the Contracts, Contractual Rights, Lease and Equipment Leases disclosed in Schedule 3.1.14, Company is not a party to or bound by any contract, agreement, lease or commitment, whether oral or written, which binds such corporation to pay after the Closing Date in excess of $25,000, in the aggregate, or commits such corporation to perform any obligation which cannot be terminated upon 30 days’ notice without penalty.  True and correct copies of all such Contracts, Contractual Rights, Lease and Equipment Leases disclosed in Schedule 3.1.14 have been delivered to the Buyer or its solicitors.

(b)                                 Schedule 3.1.14 includes a list of all contracts that fall within any of the following categories:

(i)	each contract of Company relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

(ii)	each contract of Company or Seller relating to the acquisition, transfer, use, development, sharing or license of any technology or any intellectual property or Intellectual Property Right;

(iii)

each contract of Company or Seller imposing any restriction on that corporation’s right or ability (i) to compete with any other Person, (ii) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (iii) develop or distribute any technology;

(iv)	each contract of Company or Seller creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v)	each contract of Company relating to the acquisition, issuance or transfer of any securities;

(vi)	each contract of Company relating to the creation of any Encumbrance with respect to any Asset of Company;

(vii)	each contract of Company involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(viii)	each contract of Company creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(ix)

each contract of Company relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any non-arms length Person involving expenditures or revenues in excess of $25,000; and

(x)	each contract of Company that was entered into outside the ordinary course of business.

(c)                                  To the Knowledge of the Shareholders, the Contracts and Contractual Rights disclosed in such Schedule 3.1.14 are all in good standing and in full force and effect with no amendments except as disclosed on Schedule 3.1.14.  Company has:  complied with all material terms thereof; paid all material amounts due thereunder; not waived any material rights thereunder and, to the Knowledge of the Shareholders, no material default or breach exists in respect thereof on the part of any of the parties thereto and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach.  All amounts payable (and not yet paid) to Company under the Contracts and Contractual Rights are still due and owing to Company without any right of set off.  Company is not a party to any Contract or Contractual Right which it does not have the capacity to perform.

(d)                                 Company has not exercised or failed to exercise any material rights of renewal or other material rights or options contained in any Contract, Contractual Right, Lease or Equipment Lease.

3.1.15                                                              Absence of Guarantees

Company has not given or agreed to give, and is not a party to or bound by, any guarantee of indebtedness or other obligations of any other Person nor any other commitment by which Company is, or is contingently, responsible for such indebtedness or other obligations.

3.1.16                                                              Restrictions on Business

Company is not a party to any agreement, lease, security document, obligation or instrument, or subject to any restriction in its Articles, its by-laws or its directors’ or shareholders’ resolutions or, to the Knowledge of the Shareholders, subject to any restriction imposed by any Governmental Authority or, to the Knowledge of the Shareholders, subject to any Applicable Law or Order which restricts or interferes with the conduct of its business or its use of the Assets or which limits or restricts or otherwise adversely affects the Shares, or materially affects the Assets or the Condition of the Business, other than statutory provisions and restrictions of general application to its business and other than any Applicable Law or Order which imposes a restriction on electronic commerce generally.

3.1.17                                                              Compliance with Applicable Law

The Company is in compliance with and has conducted and is conducting its business in compliance with all Applicable Laws, and not in breach of any Applicable Laws other than non-compliances and breaches that have not collectively had, and are not likely to have, a material adverse effect on the Assets, the Business or the Company.

3.1.18                                                              Condition of Assets

All tangible Assets are in all material respects in good working condition and good repair.

3.1.19                                                              Employees

Schedule 3.1.19 contains:

(a)                                  the names and titles of all Employees together with the location of their employment;

(b)                                 the date each Employee was hired;

(c)                                  a list of all written employment contracts between Company and any Employee, copies of which have been provided to the Buyer or its solicitors;

(d)                                 the rate of annual remuneration of each Employee at the date hereof, any bonuses paid since the end of Company’s last completed financial year and all other bonuses, incentive schemes and benefits to which each Employee is entitled;

(e)                                  the amount of vacation pay to which each Employee is entitled on the date hereof;

(f)                                    the names of all retired employees of Company who are entitled to benefits from Company and the nature of such benefits;

(g)                                 the names of all Non-Active Employees, the reason they are Non-Active Employees, whether they are expected to return to work and if so, when, and the nature of any benefits to which such Non-Active Employees are entitled from Company;

(h)                                 particulars of all other material terms and conditions of employment or engagement of the Employees not set out in a written employment agreement; and

(i)                                     particulars of all material terms and conditions of service or engagement of any persons purporting to be independent contractors and not employees of Company.

Company has no employees other than the Employees. Neither Seller nor PCI now has or has ever had any employees. Except as disclosed in Schedule 3.1.19, no Employee is employed under a contract which cannot be terminated by Company with or without reasonable notice, except for those Employees who are employed on indefinite hirings requiring reasonable notice of termination by Applicable Law.  Company is in compliance, in all material respects, with all labour and employment equity legislation applicable to it and the Employees and any persons acting as independent contractors, including all employment standards, human rights, labour relations, occupational health and safety, pay equity, employment equity and workers’ compensation or workplace safety and insurance legislation, and except as disclosed on Schedule 3.1.19, there are no outstanding claims or complaints or Orders or, to the Knowledge of the Shareholders, investigations under such legislation.  The Seller has delivered to the Buyer true and complete copies of all Licenses issued to Company under employment standards legislation.  Company has been operated in material compliance with such Licenses.

3.1.20                                                              Collective Agreements

Company is not a party, either directly or, by operation of Applicable Law, to any Collective Agreement.

3.1.21                                                              Benefit Plans

(a)                                  Except as set forth in Schedule 3.1.21, Company is not party to or bound by, nor does Company have any liability or contingent liability with respect to, any Benefit Plans, other than routine claims incurred in the normal course, that are not material to the Business and that do not impose any binding legal obligation on Company.  Schedule 3.1.21 contains a true and complete list of each Benefit Plan.  None of the Benefit Plans is a “registered pension plan” as that term is defined in subsection 248(1) of the Tax Act.  Company is not a party to any Pension Plan.  Company has no formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or to modify or change any existing Benefit Plan that would affect any Employee or former employee of Company, except such modification or amendment as may be required to be made to secure the continued registration of any existing Benefit Plan with each applicable Governmental Authority.

(b)                                 With respect to each of the Benefit Plans, the Seller has delivered to the Buyer or its solicitors true and complete copies of each of the following documents:

(i)                                     a copy of the Benefit Plan (including all amendments thereto);

(ii)           a copy of all employee communications issued or received by Company relating to the Benefit Plan, whether or not such communications have been, or are required to be, filed with any applicable Governmental Authority;

(iii)                               if the Benefit Plan is funded through a trust or any third party funding arrangement, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and

(iv)                              all contracts relating to the Benefit Plans with respect to which Company may have any liability, including insurance contracts, investment management agreements, participation agreements and record keeping agreements.

(c)                                  No Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to Employees or former employees of Company beyond retirement or other termination of service.

(d)                                 There are no pending or, to the Knowledge of the Shareholders, no threatened or anticipated claims by or on behalf of any of the Benefit Plans, including claims by or on behalf of any of the Benefit Plans against any Person (other than routine claims for benefits).

(e)                                  There is no Benefit Plan that is funded wholly or partially through an insurance policy.

3.1.22                                                              Litigation

(a)                                  Except as disclosed in Schedule 3.1.22, there is no (i) claim, demand, suit, action, cause of action, dispute, proceeding, litigation, grievance, arbitration, governmental proceeding or other proceeding including appeals and applications for review, pending, in progress against, or by Company, nor (ii) to the Knowledge of the Shareholders, are there any of same, or any investigations, that relate to Company, nor (iii) except as disclosed in Schedule 3.1.22, to the Knowledge of the Shareholders, are any of the same threatened.  To the Knowledge of the Shareholders, Company is not aware of any state of facts, which would provide a valid basis for any of the foregoing.  Buyer acknowledges and agrees that any such matters that affect electronic commerce generally, and not the Business specifically, need not be disclosed.  There is not at present outstanding or pending against Company any Order that affects Company in any way or that in any way relates to this Agreement or the transactions contemplated in it.

(b)                                 There are no Orders entered that prohibit or restrict Seller from completing the Closing.  Neither Seller nor Company, nor any of their respective directors, officers, employees or agents, is a defendant or third party to or threatened with any litigation or proceedings before any court or Governmental Authority which could prevent or restrict Seller from performing any of its obligations in this Agreement or any Closing Document.

3.1.23                                                              Insurance

Schedule 3.1.23 is a true and complete list of all outstanding insurance policies (specifying the insured, the amount of coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by Company as of the date hereof.  True and complete copies of all of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Assets and the Business have been delivered to the Buyer or its solicitors on or prior to the Closing Date.  Company is not in default with respect to any of the provisions contained in any such insurance policy.  For any current claim that has not been settled or finally determined, to the Knowledge of the Shareholders, Company has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion such that the insurer would be entitled to terminate coverage or deny liability on any such claim.  All such policies of insurance are in full force and effect and Company is not in default, whether as to the payment of premium or otherwise, under the terms of any such policy.

3.1.24                                                              Titles to Properties

Except for Permitted Encumbrances that are not individually or in the aggregate material, and as disclosed in the Financial Statements or in Schedule 3.1.24, Company has good and marketable title to all of the Assets free and clear of all Encumbrances.  Those Assets listed in the Schedules are accurately described in the Schedules and constitute all of the material Assets owned by or licensed to Company which are necessary or desirable to operate the Business as it has been operated by Company in the ordinary course in the past.

3.1.25                                                              Intellectual Property Rights

(a)                                  Software.  Schedule 3.1.25 contains a complete list of all software subdivided into the categories (i) developed and owned by any Company, (ii) otherwise owned by any Company, (iii) customized software licensed for use by any Company, and (iv) off the shelf software licensed for use by any Company, with, in the case of categories (i) and (ii), details as to the individuals who developed the software and their employment status.

(b)                                 Website. (i) AskMen owns all right, title and interest in and to, under Applicable Law, all domain names forming a material part of the Business, “www.askmen.com” and no other Person has any right to use any such domain names, (ii) no Person has challenged or has a competing right to such domain names, and (iii) with respect to the website corresponding to the domain name “www.askmen.com”, and all other websites used in carrying on the Business, AskMen is the owner of the copyright in such websites as a compilation and is the owner or authorized user of all content on such websites.

(c)                                  Source Code.  The source code version of the software owned by Company and its documentation is sufficient to allow Company, with the assistance of a competent software maintenance professional, to maintain and operate the software without further recourse to the developers thereof.

(d)                                 Disabling Code.  To the Knowledge of the Shareholders, the software owned by the Company and the customized software licensed for use by the Company does not contain any clock, timer, counter, or other limiting or disabling code, design or routine that would cause the software to be erased, made inoperable or otherwise rendered incapable of performing in accordance with its applicable specifications or would prevent or prohibit or otherwise diminish the use thereof by Company for the purpose of providing maintenance and support or otherwise limit or restrict Company’s ability to use or copy such software after a specific or random number of uses or copies, or after the lapse or occurrence of any similar triggering prompt or due to the use of a central processing unit.

(e)                                  Patents.  Neither Seller nor Company has registered any patents or made any applications to register any patents and has not been granted a license to use any patent of any third party (other than general licenses granted to customers of off-the-shelf products developed by third parties).

(f)                                    Trade Marks.  Neither Seller nor Company has any registered trade marks or applications to register any trade marks.  Schedule 3.1.25(f) contains a complete list of all trade marks unregistered and used by Company, specifically licensed to Company for use by such corporation.

(g)                                 Copyright.  Schedule 3.1.25 contains a summary of all copyrighted works (other than software but including domain names and websites) developed and owned by Company, or otherwise owned by Company, or licensed to Company for use by such corporation.  Company has not registered any copyrights.

(h)                                 Ownership.  Except with respect to those rights in Intellectual Property Rights owned by third parties granted to Company pursuant to an IPR License as disclosed in the applicable Schedule and, except for general licenses granted to customers of off-the-shelf products developed by a third party, Company is the sole legal and beneficial owner in Canada and the United States of the Intellectual Property Rights set out in Schedule 3.1.25, free and clear of all Encumbrances whatsoever, other than Permitted Encumbrances.

(i)                                     Claims.  No claim has been received by Seller or the Company that the use by Seller or Company of any of the Intellectual Property Rights or the sale or licensing of any of the software described in Schedule 3.1.36 does or may violate the rights of any Person.

(j)                                     IPR Licences.  All IPR Licences are set out in Schedule 3.1.36 and are in full force and effect, unamended, and, to the Knowledge of the Shareholders, there has not been any default under or breach of any IPR Licenses by other parties thereto and such parties have duly observed and performed all of their covenants and obligations under each IPR License to the date hereof. All IPR

Licenses related to or used in the Business are held by Company and not by Seller or any other Person.

(k)           As IPR Licensor.  Neither Seller nor Company has granted any IPR Licences to any Person other than the IPR Licences disclosed in Schedule 3.1.36.

(l)            As IPR Licensee.  Neither Seller nor Company has rights as licensee to any IPR Licenses other than the IPR Licences disclosed in Schedule 3.1.36.

(m)          Protection of Confidentiality.  Company has taken commercially reasonable precautions and made commercially reasonable efforts to (i) protect the trade secrets of Company and secure the confidentiality of its customer lists, software source code and other proprietary information; and (ii) ensure that the list of Company’s customers has not been disclosed to any Person other than the Buyer and its authorized agents.

(n)           Redirection Sites.  There are no redirection sites pertaining to the Business other than those listed in Schedule 3.1.25(n) and the websites, domain names and URLs that pertain to such redirection sites have been transferred to Company.

Notwithstanding anything to the contrary in this Agreement, no representation or warranty of any kind whatsoever is made hereunder with respect to any contents found on any website linked to any website of Company.

3.1.26                                                              Environmental Matters

(a)           Environmental Compliance.

(i)                                     Company, and the Business, are in material compliance with the Environmental Laws (other than violations which would not have a Material Adverse Effect), and Company has not received any notice of any alleged violation of any Environmental Laws from any Governmental Authority;

(ii)           There are no pending legal actions pursuant to Environmental Laws associated with the Leased Premises, and, to the Knowledge of the Shareholders, no such legal actions have been threatened; and

(iii)          There has been no Release of a Hazardous Substance at or from the Leased Premises by Company that requires remediation of the Environment pursuant to Environmental Laws.

(b)                                 Ownership of Real Property.  Company does not now own and has never owned, any real property, whether legally or beneficially.

3.1.27                                                              Occupational Health and Safety

The Seller has provided the Buyer or its solicitors with all inspection reports, if any, under Occupational Health and Safety Acts relating to Company.  To the Knowledge of the Shareholders, there are no outstanding inspection Orders nor any pending or threatened charges made under any Occupational Health and Safety Acts relating to Company or the Business.  There have been no fatal or critical accidents within the last year, which might lead to charges under Occupational Health and Safety Acts.  Company has complied with any Orders issued under Occupational Health and Safety Acts.  To the Knowledge of the Shareholders, there are no appeals of any Orders under Occupational Health and Safety Acts relating to Company that are currently outstanding.

3.1.28                                                              Workers’ Compensation

There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “assessments”) or any other outstanding communications related thereto which Company has received from any workers’ compensation or workplace safety and insurance board or similar authorities in Canada, and there are no assessments which are unpaid on the date hereof or which will be unpaid at the Closing Time.  To the Knowledge of the Shareholders, Company’s accident cost experience is such that there are no pending or possible assessments and there are no claims or potential claims which may adversely affect Company’s accident cost experience.

3.1.29                                                              Leased Premises

(a)                                  AskMen has such rights of entry and exit to and from the Leased Premises as are reasonably necessary to carry on the Business substantially in the manner in which it is currently carried on.

(b)                                 No part of the Leased Premises is subject to any building or use restriction that would restrict or prevent the use and operation of the Leased Premises for its current use.

(c)                                  The Leased Premises are fully serviced to permit the Business to be carried on as currently carried on.

(d)                                 To the Knowledge of the Shareholders, there are no work orders outstanding against the Leased Premises and neither Seller nor AskMen has received any deficiency notices, requests or written advice of any breach of any Applicable Law in respect of the foregoing which could, if not corrected, become a work order or could require performance of work or expenditure of money to correct.

(e)                                  To the Knowledge of the Shareholders, there is no actual or proposed application for a re-zoning of the Leased Premises or pending change to any zoning affecting the Leased Premises.

(f)                                    To the Knowledge of the Shareholders, the building of which the Leased Premises form a part, including the roofs and structural elements thereof, the mechanical, electrical, heating and plumbing systems, and all equipment necessary for the operation thereof, are, in the aggregate, in good working condition and have been repaired and maintained.

(g)                                 There are no matters affecting the right, title and interest of AskMen in and to the Leased Premises which, in the aggregate, would adversely affect the ability to carry on the Business upon the Leased Premises substantially in the manner in which such operations are currently carried on.

3.1.30                                                              Lease of Real Property

Schedule 3.1.30 sets forth details with respect to the Lease:

(a)                                  The Lease has been provided to the Buyer and is valid and enforceable in accordance with its terms.

(b)                                 The Lease covers the entire estate it purports to cover and, following Closing will continue to entitle AskMen to the use, occupancy and possession of the real property specified in the Lease for the purposes such property is currently used.

(c)                                  Except for the Lease, Company is not a party to or bound by any leases or subleases of real property.

(d)                                 All payments required to be paid by AskMen pursuant to the Lease have been paid when due and AskMen is not currently in default of any of its material obligations under the Lease.

(e)                                  To the Knowledge of the Shareholders, the landlord under the Lease is not in default in meeting any of its obligations under the Lease.

(f)                                    No event exists which, but for the passing of time or the giving of notice, or both, would constitute a default by any party to the Lease and no party to the Lease is claiming any such default or taking any action purportedly based upon any such default.

(g)                                 AskMen has not waived, or omitted to take any action in respect of, any of its rights under the Lease.

3.1.31                                                              Major Customers and Suppliers

The Seller has disclosed to the Buyer on Schedule 3.1.31 a list of each supplier of goods and services (including bandwidth providers and co location providers) to, and each customer of the Business to whom, AskMen, PCI or the Seller paid or billed in excess of $25,000 in the aggregate during the 12-month period ending December 31, 2004 together with, in each case, the amount so billed or paid.  Company has the unrestricted right to use such list.  Such list has not, within one year prior to the date of this Agreement, been made available by any of Shareholders, Seller, AskMen, PCI or the Minority Shareholders to any Person other than the Buyer.  To the Knowledge of the Shareholders, and other than in connection with the cessation of the Activities as described in Section 3.1.32, no supplier or customer of AskMen, PCI or Seller has any intention to change its relationship or any material terms upon which it will conduct business with Company (including in relation to any contracts assigned or relationships transferred by Seller to AskMen).  To the Knowledge of the Shareholders, there has been no interruption to or discontinuity in any customer arrangements or relationships referred to in this Section 3.1.31 and Company has not entered into any fixed price commitments (whether written or oral) which extend beyond the Closing Date, except as described in Schedule 3.1.31 or other than in the ordinary course of business.

3.1.32                                                              Cessation of Activities

The board of directors of AskMen authorized and directed AskMen on May    , 2005 to discontinue immediately the Activities to the extent carried on by AskMen, and in connection therewith to (a) sell its inventory of books, in print and/or machine readable form, and film or video products, and/or audio and/or video music recordings, if any, (but not the underlying intellectual property or goodwill and not including short video or audio clips)  to the Seller or its nominee, (b) remove from the AskMen.com website and all websites controlled by AskMen all content intended to promote the production, distribution, sale or exhibition through such websites of books, in print and/or machine readable form or of film or video products or of audio and/or video music recordings (other than short video or audio clips and other than the passive provision of advertising services to persons promoting or otherwise involved in any such activities); and (c) cease fulfilling orders for or shipping copies of any such products, other than fulfilling orders received prior to the date hereof or shipping copies related to such orders.

3.1.33                                                              Government Grants

There are no contracts or agreements relating to grants or other forms of assistance or tax credits or other relief, including loans with interest at below market rates, received by Company from any Governmental Authority.

3.1.34                                                              Restrictive Covenants

Other than in favour of IGN under the terms of the Letter of Intent and other than the cessation of the Activities as described in Section 3.1.32, Company is not a party to or bound by any commitment, agreement or document which limits its freedom to compete in any line of business, transfer or move any of its assets or operations or which does or could adversely affect its business practices, operations or conditions after the Closing.

3.1.35                                                              Equipment Leases

Schedule 3.1.35 sets forth a true and complete list of all Equipment Leases.  All of the Equipment Leases are in full force and effect and no default exists on the part of Company, or, to the Knowledge of the Shareholders, on the part of any of the other parties thereto.  The entire interest of Company under each of the Equipment Leases is held by Company free and clear of any Encumbrances, except for Permitted Encumbrances.

3.1.36                                                              Licences

The only Licences necessary or desirable in connection with the operation of the Business and the ownership of the Assets are listed in Schedule 3.1.36.  Such Licenses are in full force and effect unamended.  Seller and the Company is in compliance in all respects with all material provisions of the Licences and there are no proceedings in progress, pending or threatened, which may result in revocation, cancellation, suspension or any adverse modification of any of the Licences.  Except as described in Schedule 3.1.36, no Licence is void or voidable as a result of the completion of the transactions contemplated hereby or by the Closing Documents, nor is any consent or approval of any Person required to ensure the continued validity and effectiveness of any Licence in connection with the purchase of the Shares, this Agreement, any Closing Document or the transactions contemplated hereby or thereby.

3.1.37                                                              Copies of Agreements, etc.

True and complete copies of the documents and agreements listed in the Schedules have been delivered to the Buyer or its solicitors.

3.1.38                                                              Books and Records

The Accounting Records and the accounting records of Seller fairly and correctly set out and disclose, in all material respects, the financial position of the Company and the Seller (in respect of the Business, Assets and the Company), respectively, and all material financial transactions relating to the Company and the Seller have been accurately recorded in such Accounting Records and accounting records of Seller, respectively.

Except as disclosed in Schedule 3.1.38, no information, records or systems pertaining to the operation or administration of Company are in the possession of, recorded, stored, maintained by or otherwise dependent on any other Person.  Subject to the terms of the non-disclosure agreement referred to in Section 1.6, the Seller has disclosed the existence of and made available for review by the Buyer, or has permitted the Buyer to copy, as decided by the Buyer, all the Books and Records, all plans, specifications, surveys, agreements, documents and information contained in or referred to in this Agreement and such operating data and other information with respect to the Business and the Assets as the Buyer has reasonably requested.

3.1.39                                                              No Joint Venture Interests

Company is not, and has not agreed to become, a partner, member, owner, proprietor or equity investor of or in any partnership, joint venture, co-tenancy or other similar jointly-owned business undertaking or to acquire or lease any other business operation and does not have any other investment interests in any similar business owned or controlled by any third party.

3.1.40                                                              Trade Allowances

Except as described in Schedule 3.1.40, no customers of Company are currently entitled to receive discounts, allowances, volume rebates or similar reductions in price or other trade terms arising from any agreement or understanding (whether written or oral) with or concessions granted to any customer.  Except as described in Schedule 3.1.40, all such discounts, allowances, volume rebates or other preferential terms are at the same levels as have been in existence for the two immediately preceding fiscal years.  Schedule 3.1.40 also includes a summary of all marketing and pricing policies, including promotions and trade allowances, relating to Company which are currently in effect.

3.1.41                                                              GST and QST Registration

AskMen is registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) and its registration number thereunder is R143301802 and it is registered under Division I of Chapter VIII of Title I of the QSTA and its registration number thereunder is 1023054767.

3.1.42                                                              Purchase Commitments

All current and outstanding purchase commitments of Company have been made in the ordinary course of business.

3.1.43                                                              Bank Accounts

The name of each bank or other depository in which Company maintains any bank account, trust account or safety deposit box is set forth in Schedule 3.1.43, along with the names of all persons authorized to draw thereon or who have access thereto.

3.1.44                                                              Securities Legislation

AskMen is a “closed-company” within the meaning of the Securities Act (Quebec) and the issue and sale by AskMen of its shares to its shareholders did not contravene its constating documents and was not made by way of a public distribution.

3.1.45                                                              Investment Canada Act

The value of the assets of the Company, calculated in the manner prescribed in the Investment Canada Regulations promulgated under the Investment Canada Act, is less than Cdn. $5 million.

3.1.46                                                              Disclosure

No representation or warranty in this Agreement contains any untrue statement of a material fact and the representations and warranties contained in this Agreement do not omit to state any material fact necessary to make any of the representations or warranties contained herein not misleading to a prospective purchaser of the Shares seeking full information as to the Shares, the Company, the Business and the Assets.  Without limiting the scope of the foregoing, to the Knowledge of the Shareholders, there is no change, event or occurrence that has taken place or is pending that has, or in the future could have, a material adverse effect on the value or ownership of the Shares, Company, the Business and the Assets, or the ability of Company to operate the Business subsequent to the Closing Time in the manner in which it has been operated by Company prior to the Closing Time, or which could increase the costs incurred by Company in operating the Business subsequent to the Closing Time, including, to Shareholders’ Knowledge, any pending or present change in any Canadian or United States Applicable Law or other requirement, including the obtaining or maintenance of Licences or approvals.

3.1.47                                                              Permitted Encumbrances

There are no Encumbrances attached to or affecting the Assets other than Permitted Encumbrances.

3.1.48                                                              Residency

The Seller is not a non-resident of Canada within the meaning of the Tax Act.

3.2                                                                               Representations and Warranties of the Individual Shareholders

Each Shareholder represents and warrants, on its own behalf and not on behalf of any other Shareholder, severally and not jointly, to the Buyer as set out in the following Subsections of this Section and acknowledges that the Buyer is relying upon such representations and warranties in entering into this Agreement.

3.2.1                                                                     Corporate Matters Relating to the Shareholder

Such Shareholder has all necessary power and capacity to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the Closing Documents to which it is or will be a party.  Such Shareholder has taken all corporate action necessary to authorize the execution and delivery, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is or will be a party.

3.2.2                                                                     Enforceability

This Agreement has been, and each Closing Document to which such Shareholder is a party will on Closing be, duly executed and delivered by such Shareholder, and this Agreement constitutes, and each Closing Document to which such Shareholder is a party, will on Closing constitute, a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms.

3.2.3                                                                     Absence of Conflicting Agreements

None of the execution and delivery of, or the observance and performance by such Shareholder of any covenant or obligation under, this Agreement or any Closing Document to which it is a party, or the Closing, subject to obtaining the consents listed in Schedule 3.1.8, contravenes or results in, or will contravene or result in, a violation of or a default under (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

(a)                                  as with respect to such Shareholder, any Applicable Law;

(b)                                 the articles, by-laws, directors or shareholders resolutions of such Shareholder;

(c)                                  the provisions of any agreement, lease, mortgage, security document, obligation or instrument to which such Shareholder is a party, or by which such Shareholder is bound.

3.2.4                                                                     Consents, Approvals

Other than (i) those which have been obtained prior to the Closing, and (ii) routine post-closing notifications and filings, there are no Licenses, Orders, authorizations, registrations or declarations of, or filings with, any Governmental Authority or other Person required by such Shareholder in connection with (a) the execution and delivery by such Shareholder of this Agreement and/or the Closing Documents to which it is a party, or (b) the observance and performance by such Shareholder of its obligations under this Agreement or the Closing Documents to which it is a party,

3.2.5                                                                     Litigation

(a)                                  Except as disclosed in Schedule 3.1.22, there is no (i) claim, demand, suit, action, cause of action, dispute, proceeding, litigation, grievance, arbitration, governmental proceeding or other proceeding including appeals and applications for review, pending, in progress against, or by such Seller, nor (ii) to the Knowledge of such Shareholder, are there any investigations that relate to such Shareholder, nor (iii) except as disclosed in Schedule 3.1.22, to the Knowledge of such Shareholder, are any of the same threatened.  There is not at present outstanding or pending against such Shareholder any Order that affects such Shareholder in any way related to this Agreement or the transactions contemplated in it.

(b)                                 There are no Orders entered that prohibit or restrict such Shareholder from completing the Closing.  None of such Seller, nor any of its directors, officers, employees or agents, is a defendant or third party to or threatened with any litigation or proceedings before any court or Governmental Authority which could prevent or restrict such Shareholder from performing any of its obligations in this Agreement or any Closing Document.

3.3                                                                               Representations and Warranties of IGN and Buyer

IGN and the Buyer represent and warrant to the Seller and the Shareholders as set out in the following Subsections of this Section and acknowledge that the Seller and the Shareholders are relying upon such representations and warranties in entering into this Agreement.

3.3.1                                                                     Corporate Matters

(a)                                  Each of IGN and Buyer is a corporation duly incorporated, organized, and validly existing and in good standing under the laws of its jurisdiction of incorporation.  No proceedings have been taken or authorized by IGN or the Buyer or, to IGN and the Buyer’s Knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of IGN or the Buyer.

(b)                                 Each of IGN and the Buyer has all necessary power and capacity to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the Closing Documents to which it is or will be a party.  Each of IGN and the Buyer has taken all corporate action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, the Agreement and the Closing Documents to which it is a party.

(c)                                  This Agreement has been, and each Closing Document to which IGN and/or the Buyer is a party will on Closing be, duly executed and delivered by IGN and/or Buyer, as the case may be, and this Agreement constitutes, and each Closing Document to which the Buyer and/or IGN is a party will on Closing constitute, a valid and binding obligation of IGN and/or the Buyer, enforceable against IGN and/or the Buyer in accordance with its terms.

3.3.2                                                                     Absence of Conflicting Agreements

None of the execution and delivery of, nor the observance and performance by IGN or the Buyer of, any covenant or obligation under, this Agreement and the Closing Documents to which it is a party or the Closing contravenes or results in (with or without the giving of notice or lapse of time, or both) or will contravene or violate in any material respect or result in any material breach or default of, or acceleration of any obligation under:

(a)                                  any Applicable Law;

(b)                                 any Licence of IGN or the Buyer;

(c)                                  the articles, by-laws, directors’ or shareholders’ resolutions of IGN or the Buyer;

(d)                                 the provisions of any agreement, lease, mortgage, security document, obligation or instrument to which IGN or the Buyer is a party or by which IGN or the Buyer or any of their respective assets are affected or bound.

3.3.3                                                                     Investment Canada Act

Buyer is a “non-Canadian” for purposes of the Investment Canada Act (Canada).

3.3.4                                                                     Consents and Approvals

Except for (i) consents and approvals obtained prior to the Closing, and (ii) routine post-closing notifications and filings, there is no Licence, Order, authorization, registration or declaration of, or filing with, any Governmental Authority required by IGN or the Buyer in connection with:

(a)                                  the Closing,

(b)                                 the execution and delivery by IGN and the Buyer of this Agreement or any Closing Document to which it is a party, or

(c)                                  the observance and performance by IGN and the Buyer of its obligations under this Agreement or any Closing Documents to which it is a party.

3.4                                                                               Commission

The Seller and the Shareholders (the “first group”) represent and warrant to IGN and the Buyer (the “second group”) that the second group will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, the first group. The second group represents and warrants to the first group that the first group will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, the second group.

3.5                                                                               Non-Waiver

No investigations made by or on behalf of IGN or the Buyer at any time shall waive, diminish the scope of or otherwise affect any representation or warranty made by the Shareholders or Seller in this Agreement or in any Closing Document.  No waiver by IGN or the Buyer of any condition, in whole or in part, shall operate as a waiver of any other condition.

3.6                                                                               Qualification of Representations and Warranties

Any representation or warranty made by a Party as to the enforceability of this Agreement or any Closing Document against such Party is subject to the following qualifications:

(a)                                  specific performance, injunction and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy; and

(b)                                 may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other laws generally affecting enforceability of creditors’ rights.

3.7                                                                               Survival of Representations and Warranties of the Shareholders and Seller

All representations, warranties, statements, covenants and agreements made by the Seller or the Shareholders in this Agreement or any Closing Document shall survive the Closing as follows:

(a)                                  subject to Applicable Law, the representations and warranties set forth in Subsections 3.1.2, 3.1.3, 3.1.4, 3.1.5 and 3.1.6 of this Agreement shall survive the Closing and continue without time limit;

(b)                                 the representations and warranties set forth in Section 3.1.13 shall survive, subject to Applicable Law, for the period commencing on the Closing Date and ending at the expiration of the period, if any, during which an assessment or reassessment in respect of any taxation year to which such representations and warranties extend could be issued under the relevant Tax legislation;

(c)                                  the representations and warranties contained in Section 3.1.25 shall survive for a period of 42 months from the Closing Time;

(d)                                 all of the other representations and warranties, contained in this Agreement or any Closing Document shall survive for a period of only two (2) years from the Closing Time.  After such period, the Seller and the Shareholders shall not have any further liability hereunder with respect to such representations and warranties, except with respect to claims properly made within such period; and

(e)                                  all covenants and agreements of the Seller or the Shareholders contained in this Agreement or any Closing Document shall survive the Closing and continue without time limit, provided that nothing in this Section 3.7(e) is intended to extend the term of any time limited covenant or agreement in this Agreement or any Closing Document.

3.8                                                                               Survival of Representations and Warranties of Buyer

All representations, warranties, statements, covenants and agreements made by IGN or the Buyer in this Agreement or any Closing Document shall survive the Closing as follows:

(a)                                  all of the representations and warranties in this Agreement and in any Closing Document shall survive for a period of only two (2) years from the Closing

Time.  After such period, IGN and the Buyer shall have no further liability hereunder with respect to such representations and warranties, except with respect to claims properly made within such period; and

(b)                                 all covenants and agreements of IGN and the Buyer contained in this Agreement or any Closing Document shall survive the Closing and continue without time limit.

ARTICLE 4
OTHER COVENANTS OF THE PARTIES

4.1                                                                               Intentionally Deleted

4.2                                                                               Filings with Governmental Agencies

Seller will furnish to Buyer and Company such information and assistance as they may reasonably request in order to prepare any filings or submissions or notices to be made or given by Buyer to any Governmental Authority.

4.3                                                                               Intentionally Deleted

4.4                                                                               Options

Forthwith after Closing, and in no event later than three Business Days following Closing, each Key Employee shall be granted Options on such terms as are set out in Schedule 4.4 hereto.

4.5                                                                               Assignment of Intellectual Property Rights

(a)                                  Subject to the terms and conditions hereof and in addition to the internet domain name transfer agreement forming part of the Closing Documents, the Seller hereby conveys all of its Intellectual Property Rights, if any, used in connection with the Business to AskMen and shall cause AskMen to accept such conveyance.

(b)                                 The Seller shall do such acts and shall execute and deliver such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power, as AskMen may in writing at any time and from time to time reasonably request be done and or executed and delivered, in order to give full effect to the provisions of this agreement.  AskMen shall pay the reasonable expenses of the Seller incurred in connection with the foregoing.

4.6                                                                               Post Closing Access

After the Closing, upon reasonable notice, each of the Buyer, on the one hand, and the Seller and Shareholders on the other hand, will give, or cause to be given, to the representatives, employees, counsel and accountants of the other, access, during normal business hours, to the Books and Records which relate to AskMen, Seller or PCI, the Assets or the Business and which relate to periods prior to the Closing, and will permit such persons to examine and copy such Books and Records to the extent reasonably requested by the other Party in connection with the preparation of tax and financial reporting matters, audits, legal proceedings, governmental investigations and other business purposes.  However, the Buyer shall not be obligated to take any action pursuant to this Section that would unreasonably disrupt Company or the Business, violate the terms of any contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, confidential or classified information of IGN or the Buyer.  Seller, the Shareholders and the Buyer will co-operate with each other in the conduct of any Tax audit or assessment or similar proceedings involving or otherwise relating to any of AskMen, Seller or PCI, the Shares, the Assets or the Business (or the income therefrom or assets thereof).

4.7                                                                               Post Closing Covenants

Following the Closing, Seller and the Shareholders shall use their reasonable best efforts (but at no cost or expense to the Seller or the Shareholders) to assist Buyer and its affiliates and their respective accountants in preparing audited financial statements for Company and to assist Company in the preparation of any registration statement or related agreements used in connection with any initial public offering of AskMen or any affiliate thereof.

ARTICLE 5
INDEMNIFICATION

5.1                                                                               Definitions

As used in this Article 5:

“Claim” means any act, omission or state of facts and any demand, action, suit, proceeding, claim, assessment, judgment or settlement or compromise relating thereto;

“Direct Claim” means any Indemnification Claim by an Indemnified Party against an Indemnifier which does not result from a Third Party Claim;

“Indemnification Claim” means any Claim which may give rise to a right of indemnification under Sections 5.3 or 5.4;

“Indemnifier” means any Party which another Party hereto believes is obligated to provide indemnification under this Agreement;

“Indemnified Party” means any Party hereto which believes it is entitled to indemnification under this Agreement;

“Indemnity Payment” means any amount of Loss required to be paid pursuant to Sections 5.3 or 5.4;

“Loss” means any and all loss, liability, damage, cost, expense, charge, fine, penalty, interest or assessment, resulting from or arising out of or relating to any Indemnification Claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto and reasonable legal fees and expenses incurred in connection therewith, but specifically excluding all loss of profits, punitive damages and consequential damages of all types and any amounts which would result in duplication of indemnification for the same Indemnification Claim; and

“Representative” means each director, officer, employee or agent of an Indemnified Party; and

“Third Party Claim” means any Claim asserted against an Indemnified Party that is paid or payable to, or claimed by, any Person who is not a Party or an affiliate of a Party and in respect of which the Indemnified Party intends to make a Direct Claim.

5.2                                                                               Limitations

Notwithstanding anything to the contrary in this Agreement or any Closing Document, but subject to Section 5.2 (i) and the right to obtain injunctive or similar relief:

(a)                                  The aggregate maximum liability of IGN and the Buyer, on the one hand, and the aggregate maximum liability of the Shareholders, on the other hand, under these indemnification provisions shall in each case be equal to the Adjusted Indemnification Purchase Price.

(b)                                 The aggregate liability of each Shareholder for all Losses pursuant to claims for indemnification hereunder shall in no event exceed the Adjusted Proportionate Cap of such Shareholder.

(c)                                  The liability of each Shareholder with respect to any Losses pursuant to any individual claim for indemnification under Section 5.3.1(a) or 5.3.1(b) shall be equal to the Adjusted Proportionate Share of such Shareholder in respect of such Losses.

(d)                                 Indemnification Claims relating to any misrepresentations made in Section 3.2 or any breach of a Non-Competition Agreement by a Shareholder shall only be made against the Shareholder which made such misrepresentations or breached such Non-Competition Agreement, and the other Shareholders shall have no liability in connection therewith.

(e)                                  Except for any breach of Seller’s responsibility to bear all professional advisor fees incurred by Company in connection with the negotiating and implementation of the transaction provided for herein, no claims for indemnification may be made by the Buyer IGN, their respective Representatives or affiliates against the Shareholders under Section 5.3.1(a) in respect of any Loss arising in connection with any misrepresentation or breaches of warranty made or given by the Shareholders in this Agreement or in any Closing Document, unless and until the Losses suffered or incurred by the Buyer IGN, their respective Representatives or affiliates in respect of all such misrepresentations or breaches of warranty exceed One Hundred and Thirty Thousand Dollars ($130,000) in the aggregate, net of any insurance payable to the Buyer or Company IGN, their respective Representatives or affiliates in respect of such Losses, in which event the amount of all such Losses including such One Hundred and Thirty Thousand Dollars ($130,000) amount may be recovered by the Buyer IGN, their respective Representatives or affiliates from the Shareholders.

(f)                                    No claims for indemnification may be made by any Shareholder or Seller or their respective Representatives or affiliates against the Buyer or IGN under Section 5.4(a) in respect of any Loss arising in connection with any misrepresentation made or warranty given by the Buyer or IGN in this Agreement or any Closing Document unless and until the Losses suffered or incurred by the Shareholders, Seller or their respective Representatives or affiliates in respect of all such misrepresentations or breaches of warranty exceed One Hundred and Thirty Thousand Dollars ($130,000) in the aggregate net of any insurance payable to the Shareholders or Seller or their respective Representatives or affiliates in respect of such Losses, in which event the amount of all such Losses, including such One Hundred and Thirty Thousand Dollars ($130,000) amount, may be recovered by the Shareholders or Seller or their respective Representatives or affiliates, as applicable, from IGN and the Buyer.

(g)                                 No claim for indemnification may be made for Losses to the extent, but only to the extent, such Losses caused or resulted in an adjustment to the Base Purchase Price pursuant to Section 2.4 (a “Recovered Loss”).  For greater certainty, in calculating the amount of Losses for the purposes of Sections 5.2(e) and 5.2(f), no Recovered Loss shall be included therein.

(h)                                 Indemnified Party shall use reasonable efforts to recover Losses from its insurance carriers, provided that such efforts may take place before and/or after recovery of indemnification hereunder and the obligation to use reasonable efforts shall not delay or affect entitlement to indemnification hereunder.  It is acknowledged by the Buyer and IGN that they have been advised that neither the Seller nor the Shareholders intends to maintain insurance following the Closing Date to cover any such Losses.

(i)                                     For greater certainty, the Parties acknowledge and agree that the thresholds contemplated in Sections 5.2(e) and 5.2(f) shall not apply to (A) any failure to perform any covenant or obligation of such Party contained in this Agreement or in any Closing Document; or (B) any adjustment to the Base Purchase Price pursuant to Article 2; or (C) any claim for indemnification pursuant to Section 5.4(c).

5.3                                                                               Indemnification by Shareholders

5.3.1                                                                     Indemnity for Breach of Warranty and Covenant

Subject to the provisions of this Article 5, each Shareholder shall, severally and only to the extent and subject to the limitations provided in Section 5.2, indemnify, defend and save harmless the Buyer, IGN and each of their Representatives and affiliates from and against any and all Loss suffered or incurred by them as a result of, or arising in connection with:

(a)                                  subject to Section 3.7, any misrepresentation or breach of warranty made or given by the Shareholders in this Agreement or in any Closing Document; or

(b)                                 any failure by the Seller and/or the Shareholders to observe or perform any covenant or obligation contained in this Agreement or in any Closing Document.

5.4                                                                               Indemnification by the Buyer and IGN

Subject to the provisions of this Article 5, the Buyer and IGN shall jointly and severally, and only to the extent and subject to the limitations provided in Section 5.2, indemnify, defend and save harmless the Seller, the Shareholders and each of their respective Representatives and affiliates from and against any and all Loss suffered or incurred by them as a result of, or arising in connection with:

(a)                                  subject to Section 3.8, any misrepresentation or breach of any warranty made or given by the Buyer or IGN in this Agreement or in any Closing Document;

(b)                                 any failure by the Buyer or IGN to observe or perform any covenant or obligation contained in this Agreement or in any Closing Document; or

(c)                                  the Section 338(g) election intended to be made by the Buyer and IGN pursuant to Section 2.9, including any Section 338 Liabilities.

5.5                                                                               Notice of Third Party Claims

In the event that an Indemnified Party has an Indemnification Claim hereunder in respect of a Third Party Claim, such Indemnified Party shall give the Indemnifier reasonably prompt written notice thereof (the “Indemnification Notice”), but in any event no later than 30 days after receipt of a notice of the commencement or assertion of such Third Party Claim.  Such Indemnification Notice shall describe the Indemnification Claim and the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party.

5.6                                                                               Defence of Third Party Claims

The Indemnifier may participate in or assume the defence of any Third Party Claim by giving notice to that effect to the Indemnified Party not later than 30 days after receiving the Indemnification Notice of that Third Party Claim (the “Notice Period”).  The

Indemnifier’s right to do so shall be subject to the rights of any insurer or other party who has potential liability in respect of that Third Party Claim.  The Indemnifier agrees to pay all of its own expenses of participating in or assuming such defence.  The Indemnified Party shall co-operate in good faith in the defence of each Third Party Claim, even if the defence has been assumed by the Indemnifier and may participate in such defence assisted by counsel of its own choice at its own expense.  The Indemnifier shall not enter into any compromise or settlement of any Third Party Claim without obtaining the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.  If the Indemnified Party has not received notice within the Notice Period that the Indemnifier has elected to assume the defence of such Third Party Claim, the Indemnified Party may, at its option, elect to settle or compromise the Third Party Claim or assume such defence, assisted by counsel of its own choosing (provided that the Indemnified Party may not, as part of the settlement or compromise, require the Indemnifier to admit any liability or assume any financial or other material obligation) and, provided that the Third Party Claim is a Claim for which the Indemnified Party is, in fact, entitled to indemnification hereunder, the Indemnifier, subject to Section 5.2, shall be liable for any Loss suffered or incurred by the Indemnified Party with respect to such Third Party Claim.

5.7                                                                               Assistance for Third Party Claims

The Indemnifier and the Indemnified Party will use all reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim (the “Defending Party”),

(a)                                  those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

(b)                                 all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim,

and shall otherwise co-operate with the Defending Party.  The Indemnifier shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Party to the Indemnifier hereunder, which expense shall not exceed the actual cost to the Indemnified Party associated with such employees.

5.8                                                                               Settlement of Third Party Claims

Where the Indemnifier has agreed to assume the defence of any Third Party Claim, and, thereafter, fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days after receiving notice from the Indemnified Party that the Indemnified Party bona fide believes on reasonable grounds that the Indemnifier has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing (provided that the Indemnified Party may not, as part of the settlement or compromise, require the Indemnifier to admit any liability or assume any financial or other material obligation) and, subject to Section 5.2, the Indemnifier shall be liable for any Loss of the Indemnified Party in connection with such Third Party Claim, provided that the Indemnified Party is entitled to indemnification hereunder in respect of such Loss.  Without the prior written consent of the Indemnified Party, the Indemnifier shall not enter into any compromise or settlement of any Third Party Claim which would lead to liability or create any financial or other material obligation on the part of the Indemnified Party.  In the event that the Indemnifier agrees to assume the defence of any Third Party Claim and, thereafter, it is determined that such Third Party Claim was not a Claim for which the Indemnified Party was entitled to indemnification hereunder, all reasonable costs incurred by the Indemnifier in connection with such defence and determination shall be reimbursed by the Indemnified Party (such costs being deemed to be a Loss for which the provisions of Section 5.12 shall apply).

5.9                                                                               Direct Claims

Any Direct Claims shall be asserted by giving the Indemnifier written notice thereof, which notice shall describe the Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party.  Upon receipt of such notice, the Parties agree, in good faith, to seek to resolve any dispute relating to the Direct Claim and if such dispute is not resolved within a period of 60 days following receipt of the notice of such Direct Claim, the dispute shall be submitted to arbitration in accordance with the provisions of Article 6 hereof.

5.10                                                                        Failure to Give Timely Notice

A failure to give timely notice as provided in this Article 5 shall not affect the rights or obligations of any Party except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.

5.11                                                                        Reductions and Subrogation

If the amount of any Loss at any time subsequent to the making of an Indemnity Payment is reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (less any costs, expenses (including taxes) or premiums incurred in connection therewith), together with interest thereon from the date of payment thereof at the Prime Rate, shall promptly be repaid by the Indemnified Party to the Indemnifier.  Upon making a full Indemnity Payment, the Indemnifier shall, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnified Party against any third party that is not an affiliate of the Indemnified Party in respect of the Loss to which the Indemnity Payment relates but only if the Indemnifier shall then be in compliance with its obligations under this Agreement in respect of such Loss.  Until the Indemnified Party recovers full payment of its Loss, any and all claims of the Indemnifier against any such third party on account of such Indemnity Payment shall be postponed and subordinated in right of payment to the Indemnified Party’s rights against such third party.  Without limiting the generality or effect of any other provision hereof, the Indemnified Party and Indemnifier shall duly execute upon request all instruments reasonably necessary to evidence and perfect such postponement and subordination.

5.12                                                                        Payment and Interest

All Losses shall bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Indemnified Party disbursed funds, suffered damages or losses or incurred a loss, liability or expense in respect of a Loss, to the date of payment by the Indemnifier to the Indemnified Party.  No Party shall make an Indemnification Claim unless such Indemnification Claim is made in good faith.

5.13                                                                        Effect of the Indemnification

(a)                                  The payment of any amount (other than interest) pursuant to an Indemnification Claim shall be treated as an adjustment to the Purchase Price paid for the Shares.

(b)                                 The amount of any Losses shall be adjusted to take account of (i) Tax payable by the Indemnified Party arising from the receipt of payments in respect of such Losses under this Agreement (taking into account any Taxes which would be payable on the amount of such payments) and (ii) any Tax benefit realized by the Indemnified Party or any affiliate by reason of the Losses for which payment is so made or the circumstances giving rise to such Losses, and, for this purpose, any Tax benefit shall be taken into account at such time as it is received by the Indemnified Party or any affiliate.

(c)                                  The Buyer shall notify the Seller in writing within 10 Business Days of receipt by Company or any successor to Company by amalgamation, liquidation or otherwise of written notice of any material or potentially material pending or threatened Tax audits or assessments or reassessments of Taxes relating to a fiscal year of Company ending on or prior to the Closing Date (a “Tax Claim”).  The Seller shall, at its own expense, have the sole right, with counsel of its choice, to represent the interests of Company or any such successor to Company in any Tax audit or administrative or court proceeding relating to fiscal years of Company ending on or prior to the Closing Date and to control the conduct of such audit or proceeding, including settlement or other disposition thereof.  Such settlement or other disposition shall not have the effect of increasing the amount of Taxes of Company or any successor to Company in any fiscal period that ends after the Closing Date.  The Buyer agrees that it will co-operate, and cause Company or any successor to Company to provide reasonable cooperation to the Seller in the defence of, or compromise of, any Tax Claim in any such audit or proceeding.

5.14                                                                        No Other Remedy

Without affecting in any way the right of adjustment to the Purchase Price contemplated in Article 2 hereof, or the right to seek injunctive or similar relief, no Party hereto shall have any remedy for any breach of any representation, warranty or covenant set forth in this Agreement or in any Closing Document (other than Non-Competition Agreements delivered in connection with this Agreement), except for a claim for indemnification made pursuant to and subject to the provisions and limitations contained in this Article 5, it being acknowledged and agreed that the remedies provided in this Article 5 constitute the sole and exclusive remedies for recovery against a Party hereto based upon the breach of any representation, warranty, covenant or obligation of such Party pursuant to this Agreement and any Closing Document.

ARTICLE 6
ARBITRATION

6.1                                                                               Arbitration

Subject to Sections 2.4 and 2.5 (Price Adjustment Mechanism) and 2.6 (Disputes), all disputes or differences which shall at any time hereafter arise between the Parties hereto in respect of the construction or effect of this Agreement or the rights, duties and liabilities of the Parties hereunder or any matter or event connected with or arising out of this Agreement, including any question regarding its existence, validity or termination (a “Dispute”) shall be referred to final and binding arbitration in accordance with the Arbitration Act, 1991 (Ontario) and the following:

(a)                                  the Dispute shall be referred to a single arbitrator;

(b)                                 the decision of the arbitrator with respect to the Dispute shall be made in writing, shall be final and binding on the Parties, and shall deal with the question of costs of arbitration and all related matters;

(c)                                  the arbitration shall take place in Toronto, Ontario or such other place as may be agreed upon by the Parties; and

(d)                                 the language to be used in the arbitral proceedings shall be English.

ARTICLE 7
GUARANTEE

7.1                                                                               Guarantee

The Seller hereby absolutely, irrevocably and unconditionally guarantees to the Buyer and IGN on a continuing basis the prompt and complete performance by each Shareholder of all obligations of indemnification of such Shareholder pursuant to this Agreement or any Closing Document (including without limitation Article 5 hereof) and the payment of all amounts owing by the Shareholder thereunder (collectively, the “Guaranteed Liabilities”).  The Seller shall be liable for the Guaranteed Liabilities as a primary obligor, not merely as a surety.  The Seller shall pay or perform the Guaranteed Liabilities immediately on demand from the Buyer or IGN, without any requirement that either has demanded that any Shareholder pay or perform any of the Guaranteed Liabilities or that any Shareholder has failed to do so.  The Seller and each of the Shareholders acknowledges and agrees that any claim by the Buyer or IGN to enforce this guarantee may be made under the

Escrow Agreement following the procedure set out therein. This guarantee shall not be affected by any indulgence, whether of time of performance or otherwise, on the part of the Buyer or IGN.

The obligations of the Seller under this guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, limited or otherwise affected by (and the Seller hereby waives, to the fullest extent permitted by Applicable Law):

(a)                                  any modification or amendment of or supplement to the Guaranteed Liabilities, including any change in the nature or form of, and any amendment to, the aforesaid obligations of indemnification;

(b)                                 the existence of any claim, set-off or other rights which the Seller may have at any time against the Buyer, IGN, the Shareholders or any of them or any other Person, whether in connection herewith or any unrelated transactions;

(c)                                  any change in the financial condition of the Seller, the Buyer, IGN, any Shareholder or any other Person (including insolvency and bankruptcy);

(d)                                 any release, substitution or addition of any cosigner, endorser or other guarantor of the Guaranteed Liabilities;

(e)                                  any event that may be considered to have caused or accelerated the bankruptcy or insolvency of the Seller, any Shareholder or any other Person, or to have resulted in the initiation of any such proceedings;

(f)                                    any failure by the Buyer or IGN to abide by any of the terms and conditions of this Agreement, or to meet any of its obligations or duties owed to, any Shareholder, the Seller or any other Person, or any breach of any duty (whether as a fiduciary or otherwise) that exists or is alleged to exist between the Buyer and IGN and any Shareholder, the Seller or any other Person;

(g)                                 any defence arising by reason of the invalidity, illegality or lack of enforceability of the Guaranteed Liabilities or any part thereof or of any security or guarantee therefor, or by reason of any incapacity, lack of authority, or other defence of the Seller, any Shareholder or any other Person, or by reason of any limitation, postponement, prohibition, subordination or other restriction on the right of the Buyer or IGN (or either of them) to payment of the Guaranteed Liabilities or any part thereof, or by reason of the termination, invalidity, unenforceability or of the cessation from any cause whatsoever of the liability of the Seller or any Shareholder or any other Person with respect to all or any part of the Guaranteed Liabilities except as a result of the payment by the Seller or any Shareholder to the Buyer in full of the Guaranteed Liabilities, or by reason of any act or omission of the Buyer or IGN or others, whether occasioned by their own fault or otherwise, which directly or indirectly results in the discharge or release of the Seller, any Guarantor or any other Person or all or any part of the Guaranteed

Liabilities or any security or guarantee therefor, whether by contract, operation of law or otherwise;

(h)                                 any defence arising by reason of any failure by the Buyer or IGN to obtain, perfect or maintain a perfected or prior (or any) security interest in or lien or encumbrance upon any property of the Seller, any Shareholder or any other Person, or by reason of any interest of the Buyer or IGN or either of them in any property, whether as owner thereof or the holder of a security interest therein or lien or encumbrance thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment by the Buyer or IGN of any right to recourse or collateral; or

(i)                                     any other act or omission to act or delay of any kind by the Seller, any of the Shareholders, the Buyer, IGN or any other Person or any other circumstance whatsoever, whether similar or dissimilar to the foregoing, which might, but for the provisions of this paragraph, constitute a legal or equitable discharge, limitation or reduction of the Seller’s obligations hereunder (other than the payment or extinguishment in full of all of the Guaranteed Liabilities).

To the extent permitted by Applicable Law, the foregoing provisions apply (and the foregoing waivers shall be effective) even if the effect of any action (or failure to take action) by the Buyer or IGN is to destroy or diminish the Seller’s subrogation rights, the Seller’s right to proceed against any Shareholder for reimbursement, the Seller’s right to recover contribution or indemnity from any other guarantor any other right or remedy. For greater certainty, the guarantee and other obligations of the Seller provided pursuant to this Article 7 are subject to the limitations in Article 5.

ARTICLE 8
GENERAL

8.1                                                                               Expenses

Each Party shall pay all expenses and fees it incurs in authorizing, preparing, executing and performing this Agreement and the Closing Documents and the transactions contemplated hereunder and thereunder including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants; provided that all amounts incurred by the Company in relation thereto shall be borne by the Seller.

8.2                                                                               Time

Time is of the essence of each provision of this Agreement.

8.3                                                                               Notices

(a)                                  Method of Delivery.  Any notice, demand or other communication (in this Section, a “notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

(i)                                     delivered in person during normal business hours on a Business Day and left with the recipient (for notice delivered to individuals) or a receptionist or other responsible employee of the relevant party in all other cases at the applicable address set forth below;

(ii)                                  sent by prepaid first class mail; or

(iii)                               to the extent that the receiving Party has set out a fax number below, sent by any electronic means of sending messages, including telex or facsimile transmission, which produces a paper record (“Transmission”) during normal business hours on a Business Day charges prepaid and confirmed by prepaid first class mail;

in the case of a notice to the Seller or the Shareholders, addressed to it at:

c/o Ricardo Poupada
890 Du Maire
LaPrairie, Quebec
J5R 5L7

with a copy to:

Heenan Blaikie LLP
1250 René-Lévesque Blvd. West
Suite 2500
Montreal, Quebec
H3B 4Y1

Attention:	Andrew M. Cohen

Fax No.:	(514) 921-1338

and in the case of a notice to the Buyer or IGN, addressed to it at:

c/o IGN Entertainment, Inc.
8000 Marina Blvd.
Brisbane, California
94005

Attention:	David W. Phillips, Executive Vice President, Corporate Strategy and General Counsel

Fax No.:	(415) 508-2001

with a copy to:

Fasken Martineau DuMoulin LLP
P.O. Box 20
Suite 4200
Toronto Dominion Bank Tower
Toronto-Dominion Centre
Toronto, Ontario
M5K 1N6

Attention:	Anthony F. Baldanza

Fax No.:	(416) 364-7813

(b)                                 Deemed Delivery.  Each notice sent in accordance with this Section shall be deemed to have been received:

(i)                                     in the case of personal delivery, if delivered before 5:00 p.m. (recipient’s time), on the day it was delivered; otherwise, on the first Business Day thereafter;

(ii)                                  in the case of mailing, on the third Business Day after it was mailed (excluding the day of mailing and each Business Day during which there existed any general interruption of postal services due to strike, lockout or other cause); or

(iii)                               in the case of facsimile transmission, on the same day that it was sent if the machine from which it was sent receives the answer back code of the Party to whom it was sent before 5:00 p.m. (recipient’s time) on such day; otherwise on the first Business Day thereafter.

Any Party may change its address for notice by giving notice to the other Parties.

8.4                                                                               Assignment

(a)                                  The Buyer may, without the consent of the Seller or the Shareholders, assign this Agreement and its rights hereunder to an affiliate on condition that IGN and the Buyer remain liable with the assignee to observe and perform all of the Buyer’s covenants and obligations hereunder.

(b)                                 Subject to paragraph (a),

(i)                                     no Party may assign any rights or benefits under this Agreement to any Person;

(ii)           each Party agrees to perform its obligations under this Agreement itself, and not to arrange in any way for any other Person to perform those obligations; and

(iii)          no assignment of benefits or arrangement for substituted performance by one Party shall be of any effect against the other Party except to the extent that other Party has consented to it in writing.

(c)                                  Subject to paragraphs (a) and (b) hereof, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation or statutory arrangement of any Party) and permitted assigns.

8.5                                                                               Further Assurances

Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and/or executed, in order to give full effect to the provisions of this Agreement and each Closing Document.

8.6                                                                               Remedies Cumulative

Subject to Article 5, the rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law.  Any single or partial exercise by any Party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

8.7                                                                               Counterparts

This Agreement may be executed in any number of counterparts.  Each executed counterpart shall be deemed to be an original.  All executed counterparts taken together shall constitute one agreement.

8.8                                                                               Facsimile Execution

To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to all other Parties by facsimile transmission.  In such event, such Party shall forthwith deliver to the other Parties the counterpart of this Agreement executed by such Party.

8.9                                                                               Language

The Parties have expressly required that this Agreement and all documents and notices relating hereto be drafted in English.  Les parties aux présentes ont expressément exigé que la présente convention et tous les documents et avis qui y sont afférents soient rédigés en anglais.

* Remainder of the page intentionally left blank. *

IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto.

IGN ENTERTAINMENT, INC.

By:	/s/ Mark Jung
Name: Mark Jung
Title: Chief Executive Officer

4293746 CANADA INC.

By:	/s/ Mark Jung
Name: Mark Jung
Title: President

3218864 CANADA INC.

By:	/s/ Ricardo Poupada
Name: Ricardo Poupada
Title: President

VENTURE LINK LIMITED

By:	/s/ Stephen Sing Sing Ip
Name: Stephen Sing Sing Ip
Title: Director

4205235 CANADA INC.

By:	/s/ Ricardo Poupada
Name: Ricardo Poupada
Title: President

4205219 CANADA INC.

By:	/s/ Luis Rodrigues
Name: Luis Rodrigues
Title: President

4205227 CANADA INC.

By:	/s/ Christopher Bellerose-Rovny
Name: Christopher Bellerose-Rovny
Title: President

NEW FREEDOM CORPORATION

By:	/s/ Sing Chi Ip
Name: Sing Chi Ip
Title: Director